UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Stillwater Mining Company

(Name of Registrant as Specified In Its Charter)

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Stillwater Mining Company

March 28, 2014

It is my pleasure to invite you to the Stillwater Mining Company’s 2014 Annual Meeting of Shareholders in Billings, Montana. The attached Notice of Annual Meeting of Shareholders and Proxy Statement will serve as your guide to the business to be conducted.

We have attempted to improve the information provided to you in this year’s proxy statement, which demonstrates our intent to move beyond required disclosures and provide you the information you need, in a format that is easy to follow.

Many of you have told us that ensuring robust corporate governance practices, particularly in the area of executive compensation and corporate transparency, are of high priority. We, therefore, have enhanced the Compensation Discussion & Analysis and corporate governance disclosures in this document, expanding the discussion of our policies and practices.

While we hope you can join us in Billings, whether or not you attend in person, it is important that your shares be represented and voted at the meeting. Please vote your shares by signing and returning your proxy or voting instruction card, using telephone or Internet voting. Instructions on how to vote are found on page 4.

If you are unable to attend the meeting in person, you will be able to listen to a webcast of the meeting at www.stillwatermining.com. We look forward to seeing many of you in Billings on April 30, 2014.

Brian Schweitzer

Chairman of the Board

i

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date	2:00 p.m. (Mountain Daylight Time), on April 30, 2014

Place	City College at Montana State University Billings 3803 Central Avenue Billings, Montana 59102

Items of Business	(1) To elect the seven Board of Director nominees named in the attached proxy.

(2) To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for 2014.

(3) To conduct an advisory vote on executive compensation.

(4) To conduct such other business properly presented at the meeting or any adjournments or postponements thereof.

Adjournments and Postponements	Any actions on the items of business described above may be considered at the annual meeting at the time and on the date specified above, or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote only if you were a Stillwater Mining Company shareholder as of the close of business on March 3, 2014.

Voting	Your vote is very important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the annual meeting by voting by phone, the internet, or by signing, dating and returning your proxy in the postage-paid envelope provided.

By order of the Board of Directors,

Brent R. Wadman
Vice President, Legal Affairs & Corporate Secretary

This notice of annual meeting and proxy statement and form of proxy are being distributed and made available on or about March 28, 2014.

Stillwater Mining Company

PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 30, 2014

This Proxy Statement is being furnished to the shareholders of Stillwater Mining Company (the “Company”) in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies to be voted at the Annual Meeting of Shareholders of the Company, and any adjournments or postponements thereof. The meeting will be held on April 30, 2014, at 2:00 p.m. (Mountain Daylight Time) at the City College at Montana State University Billings, 3803 Central Avenue, Billings, Montana.

These proxy solicitation materials were first mailed on or about March 28, 2014, to all shareholders entitled to vote at the meeting. The meeting is being held:

1.	To elect the seven nominees named in this proxy statement to the Company’s Board.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for 2014.

3.	To conduct an advisory vote on executive compensation.

4.	To conduct such other business properly presented at the meeting or any adjournments or postponements thereof.

GENERAL INFORMATION

Solicitation

The enclosed proxy is being solicited by the Board on behalf of the Company. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, the officers, directors and employees of the Company may solicit proxies by telephone, facsimile, email, other electronic means or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Common Stock of the Company (the “Common Stock”) registered in the names of nominees. The Company will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

Voting Rights

Holders of shares of Common Stock at the close of business on March 3, 2014 (the “Record Date”) are entitled to notice of and to vote at the meeting. On the Record Date, 119,629,440 shares of Common Stock were issued, outstanding and entitled to vote. The holders of at least 50% of the shares of Common Stock issued, outstanding and entitled to vote at the meeting, present in person or by proxy, constitutes a quorum.

Each share of Common Stock outstanding on the Record Date is entitled to one vote.

Voting

The vote of the holders of (i) a plurality of votes cast by the shares present in person or represented by proxy is required to elect seven nominees standing for the election of directors, (ii) a majority of the shares present in person or represented by proxy is required to approve Proposal 2, regarding the ratification of the selection of KPMG LLP as the Company’s independent registered accounting firm, and Proposal 3, the advisory vote on the compensation of our named executive officers.

If a shareholder abstains from voting on any matter, the Company intends to count such shareholder as present for purposes of determining whether a quorum is present at the meeting for the transaction of business. If you sign and return the enclosed proxy card, unless contrary instructions are indicated, the shares of Common Stock represented by such proxy will be voted FOR the election as directors of the nominees named in this proxy statement, FOR ratification of the selection of KPMG LLP as the Company’s independent registered accounting firm, and FOR the advisory vote on executive compensation. Additionally, the Company intends to count broker “non-votes” as present for purposes of determining the presence or absence of a quorum for the transaction of business, but broker non-votes will have no effect on the outcome of any matter. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power, and has not received instructions from the beneficial owner. Abstentions will have the effect of a vote against Proposals 2 and 3.

Neither management nor the Board knows of any other matters to be brought before the meeting. If other matters are presented properly to the shareholders for action at the meeting or adjournments or postponements thereof, then the proxy holders named in the proxy have advised they intend to vote in their discretion on all matters in which the shares of Common Stock represented by such proxy are entitled to vote.

Receipt of Multiple Proxy Cards

Many of our shareholders hold their shares in more than one account, and may receive separate proxy cards or voting instructions forms for each of those accounts. To ensure that all of your shares are represented at the annual meeting, we recommend that you vote every proxy card you receive.

Revocability of Proxies

Any proxy may be revoked at any time before it is voted by: (i) written notice to the Company’s Corporate Secretary; (ii) receipt of a proxy properly signed and dated subsequent to an earlier proxy; or (iii) by revoking in person at the meeting or voting in person at the meeting. If not revoked, the shares of Common Stock represented by a proxy will be voted according to the proxy.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held on April 30, 2014

The proxy statement, proxy card, and the Annual Report on Form 10-K for the year ended December 31, 2013, are available on our website at www.stillwatermining.com under the heading “Investor Relations.” You may obtain directions to attend the annual meeting on our website at www.stillwatermining.com under the heading “Investor Relations.”

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board is elected by the shareholders to oversee their interest in the long-term viability and the overall success of the Company.

Election Process

The Company’s By-Laws provide for the annual election of Directors. The Company’s By-Laws also provide that the number of Directors shall be determined by the Board, which has set the number at seven (7) effective at the 2014 Annual Meeting of Shareholders.

The seven (7) persons set forth below have been nominated to serve as Directors of the Company until the next annual meeting of shareholders, or until their respective successors are elected, and each person has consented to being named as a nominee. All of the nominees are currently Directors of the Company.

The Company’s By-Laws provide that the election of any Director must be by a plurality of the votes cast by shareholders who are present in person or represented by proxy, and entitled to vote at a meeting at which a quorum is present. Brokers and other nominees will not have discretionary authority to vote your shares if you hold your shares in street name, and do not provide instruction as to how your shares should be voted on this proposal.

The Board of Directors unanimously recommends that you vote FOR all of the Board’s nominees.

It is anticipated that proxies will be voted for the nominees listed below, and the Board has no reason to believe any nominee will not continue to be a candidate, or will not be able to serve as a director if elected. In the event that any nominee named below is unable to serve as a Director, the proxy holders named in the proxies have advised that they will vote for the election of such substitute or additional nominees as the Board may propose.

The name and age of each nominee, his or her principal occupation for at least the past five (5) years and certain additional information is set forth below. Such information is as of the date hereof, and is based upon information furnished to the Company by each nominee.

Director Qualifications

Directors are responsible for overseeing the Company’s business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes there are general requirements applicable to all Directors, and other skills and experience that should be represented on the Board as a whole, but not necessarily by each Director. The Board and the Corporate Governance & Nominating Committee consider the qualifications of Directors and Director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

Board Tenure

The Company has adopted a Board Tenure Policy which states that a director’s maximum tenure shall be nine (9) years, or seventy-two (72) years of age, at which time the director will not be re-nominated unless the Board determines that specific, exceptional circumstances warrant re-nomination, and which reasons will be publicly disclosed.

The following Directors have agreed to stand for election as Directors at this year’s annual meeting, and are proposed by the Nominating Committee of the Board.

Nominees for Election

George M. Bee

	Independent Director since:	November 24, 2012
	Age:	55
	Roles on the Board:	Health, Safety & Environmental (Chairman), Technical & Ore Reserve
	Other Public Company Boards:	Sandspring Resources Ltd.
	Share Ownership:	23,794
	Location:	Toronto, Ontario, Canada

Specific Qualifications, Attributes, Skills, and Experience:

Industry Knowledge		Environmental, Health, & Safety Oversight

Risk Oversight		International Exposure

Mr. Bee served as the President and Chief Executive Officer of Andina Minerals Inc. beginning 2009 until January 2013. From 2007 to 2009, he was Chief Operating Officer for Aurelian Resources, Inc. prior to its acquisition by Kinross Gold Corporation. Mr. Bee served in various senior management and operational positions at Barrick Gold Corporation during two terms of service with the company, first from 1989 to 1995, and then from 1998 to 2007. From 1996 to 1998, he was Manager of Planning and Evaluation at Kinross Gold Corporation. He currently serves on the Board of Directors of Sandspring Resources Ltd. Mr. Bee served briefly on the Board of Directors of Peregrine Metals Ltd., which was acquired by Stillwater Mining Company in 2011.

Mr. Bee received a Bachelor of Science degree from the Camborne School of Mines in Cornwall, United Kingdom.

Charles R. Engles

	Independent Director since:	May 2, 2013
	Age:	66
	Roles on the Board:	Compensation (Chairman), Audit, Technical & Ore Reserve
	Other Public Company Boards:	Clean Diesel Technologies, Inc.
	Share Ownership:	8,715
	Location:	Portola Valley, California, U.S.

Specific Qualifications, Attributes, Skills, and Experience:

Industry Knowledge		Executive Leadership

Risk Oversight		PGM Applications Knowledge

Dr. Engles is currently an independent consultant, and has over 20 years of experience serving as a board member for U.S. public companies, and has also been a board member of seven private companies. Dr. Engles has served as a Director of Clean Diesel Technologies, Inc. (NASDAQ: CDTI) since October 2010, immediately following the business combination of CDTI and Catalytic Solutions, Inc. Dr. Engles served as a Director of Catalytic Solutions, Inc. from January 2000 to October 2010. From April 2008 to October 2008, Dr. Engles served as Interim Chief Executive Officer of ThermoCeramix, Inc., an advanced materials company focused on electrical to thermal energy conversion. From September 1997 to March 2008, Dr. Engles served as Chief Executive Officer of Cutanix Corporation, a biopharmaceutical company focused on dermatological drug discovery, that he co-founded. From September 1994 to March 1997, he served as Chairman and Chief Executive Officer of Stillwater Mining Company and, under his direction, it completed an IPO on the NASDAQ in 1994. In 1992, he organized the spin out from Johns-Manville Corporation (NYSE:BRK.A, BRK.B) and Chevron Corporation (NYSE:CVX) of Stillwater Mining Company. From July 1989 until September 1994, Dr. Engles served as Senior Vice President of Johns- Manville Corporation, responsible for corporate development and worldwide mining and minerals operations. Dr. Engles has served for fourteen years as a board member of catalytic converter companies, the principal users of PGMs.

Dr. Engles holds a Ph.D. from Stanford University in operations research, and attended Oxford University as a Rhodes Scholar.

Michael (Mick) McMullen

	Executive Director since:	December 3, 2013
	Independent Director:	From May 2, 2013 until December 3, 2013
	Age:	43
	Roles on the Board:	Technical & Ore Reserve Committee
	Other Public Company Boards:	Nevada Iron Ltd.
	Share Ownership:	31,586

	Location:	Billings, Montana, U.S.

Specific Qualifications, Attributes, Skills, and Experience:

Industry Knowledge		Executive Leadership

Risk Oversight		International Exposure

Mr. McMullen was appointed President and Chief Executive Officer of Stillwater Mining Company on December 3, 2013. He is also a member of the Board of Directors. Previously, Mr. McMullen served in a variety of senior executive and directorship positions, most recently as a Principal at MRI Advisory AG, a private company focusing on development of metal and minerals projects in the Americas, Europe and Africa. Over the course of his 21-year career, Mr. McMullen has been responsible for development of several large open pit and underground mines in Australia, Europe and Latin America. He has had detailed involvement in all aspects of the mining business, including exploration, permitting, mine development, financing, operations, product sales, and asset acquisition and divestments, as well as debt and equity markets. He has managed multiple operations across several jurisdictions, working with large work forces and unions in culturally diverse and environmentally sensitive areas. His experience covers a range of commodities including copper, gold, iron ore and PGMs.

Mr. McMullen holds a Bachelor of Science degree in Geology from Newcastle University in New South Wales, and pursued graduate studies in Mineral Economics at Western Australian School of Mines.

Patrice E. Merrin

	Independent Director since:	May 2, 2013
	Age:	65
	Roles on the Board:	Corporate Governance & Nominating (Chairman), Compensation
	Other Public Company Boards:	None
	Share Ownership:	17,586
	Location:	Toronto, Ontario, Canada

Specific Qualifications, Attributes, Skills, and Experience:

Industry Knowledge		Executive Leadership

Risk Oversight		Government Affairs and Public Policy

Ms. Merrin was elected to the Board on May 2, 2013. She was Chairman of the Board of Directors of CML HealthCare Inc., a leading provider of private laboratory testing services, from 2011 until 2013, prior to which she had been a director since 2008, and served as Interim President and Chief Executive Officer from May 2011 to February 2012. Since January 2012, she has served as a Director of Ornge, Ontario’s air ambulance service. She is a Director of Climate Change and Emissions Management Corporation, which was created in 2009 to support Alberta’s initiatives on climate change and the reduction of emissions. From October 2009 to June 2011, Ms. Merrin served as a Director of Enssolutions Group Inc., which provides engineered environmental applications for mine tailings control, process dust and stockpile sealing. She also served as a Director of the NB Power Group, a company that generates and distributes electricity from nuclear, hydro, wind and oil, from 2007 to 2009, and as Chairman of the Environment, Health and Safety Committee from 2008 to 2009. From 2005 to 2006, Ms. Merrin served as President, Chief Executive Officer and a Director of Luscar Ltd., Canada’s largest producer of thermal coal, and as Executive Vice President from 2004 to 2005. During her tenure, Luscar was owned equally by Sherritt International and Ontario Teachers Pension Plan Board. Before joining Luscar, from 1999 to 2004, Ms. Merrin was Executive Vice President and Chief Operating Officer of Sherritt International, a diversified international natural resources company with assets in base metals mining and refining, thermal coal, oil, gas and power generation. In addition, Ms. Merrin was a member of the National Advisory Panel on Sustainable Energy Science & Technology from 2005 to 2006, and from 2003 to 2006, was a member of Canada’s National Round Table on the Environment and the Economy.

Ms. Merrin holds a Bachelor of Arts degree from Queen’s University, and completed the Advanced Management Programme at INSEAD. She is a Director and former Chairman of the Council on Canadian American Relations, New York, NY.

Michael S. Parrett

	Independent Director since:	May 7, 2009
	Age:	62
	Other Roles on the Board:	Audit (Chairman), Corporate Governance & Nominating
	Other Public Company Boards:	Pengrowth Energy Corporation
	Share Ownership:	29,053
	Location:	Richmond Hill, Ontario, Canada

Specific Qualifications, Attributes, Skills, and Experience:

Financial Expertise		Executive Leadership

Industry Knowledge		International Exposure

Mr. Parrett has been an independent consultant and corporate director since 2002. During 2002, 2003 and the first quarter of 2004, Mr. Parrett served as a financial consultant to Stillwater Mining Company. From 1990 to 2001, he was Chief Financial Officer, President of Rio Algom and Chief Executive of Billiton Base Metals. From 1983 to 1989, Mr. Parrett performed various financial functions, including Controller, Chief Financial Officer, Treasurer, Controller Marketing and Director of Internal Audit at Falconbridge Limited. He has been on the Board of Directors of Pengrowth Energy Corporation since 2004. Since 2010, he has been a member of the Board of Directors (Chairman 2010-2013) of Mongolia Minerals Corporation (a private corporation), and a member of the Board of Directors of Sunshine Silver Mines Corporation (a private corporation). Mr. Parrett was on the Board of Directors of Gabriel Resources Ltd. from 2003 to 2010, and was Chairman since December 2005. He was also a Trustee and on the Board of Directors of Fording Canadian Coal Trust from 2003-2008.

Mr. Parrett is a Chartered Accountant, and received his Bachelor of Arts degree in Economics from York University.

Brian Schweitzer
	Independent Director since:	May 2, 2013
	Age:	58
	Roles on the Board:	Chairman; Corporate Governance & Nominating, Health Safety & Environment
	Other Public Company Boards:	None
	Share Ownership:	39,703
	Location:	Anaconda, Montana, U.S.

Specific Qualifications, Attributes, Skills, and Experience:
Executive Leadership		Geopolitical Expertise
International Exposure		Risk Oversight

Mr. Schweitzer became the Chairman of the Board on May 17, 2013. Mr. Schweitzer most recently served as Governor of Montana, from January 5, 2005 to January 7, 2013. As Governor, he was the chief regulator of water and air quality, fisheries and wildlife. As Governor, he served as Chair of the Western Governors’ Association, during 2009, and the Democratic Governors’ Association, during 2008. Mr. Schweitzer also served as the 2011 President of the Council of State Governments, during his tenure as Governor. Prior to his role as Governor of Montana, Mr. Schweitzer was a successful rancher and entrepreneur. He began his career as an international agricultural consultant, and worked as an irrigation developer on projects in Africa, Asia, Europe and South America. He spent several years working in Libya and Saudi Arabia.

Mr. Schweitzer earned his Bachelor of Science degree in international agronomy from Colorado State University, and a Master of Science in soil science from Montana State University, Bozeman.

Gary A. Sugar
	Independent Director since:	August 29, 2012
	Age:	65
	Other Roles on the Board:	Audit, Compensation, Technical & Ore Reserve (Chairman)
	Other Public Company Boards:	Osisko Mining Corporation, Romarco Minerals Inc.
	Share Ownership:	11,703
	Location:	Toronto, Ontario, Canada

Specific Qualifications, Attributes, Skills, and Experience:
Industry Knowledge		Capital Markets Expertise
Risk Oversight		International Exposure

Mr. Sugar retired in 2011 from RBC Capital Markets after a distinguished 32-year career. He initially worked in the mining industry in exploration and corporate development for companies including Inco, Cominco, Rio Algom, and Imperial Oil (Exxon). Mr. Sugar joined a predecessor company to RBC Capital Markets in 1979. He specialized in the mining sector, particularly in equity and debt financings, mergers and acquisitions, and other advisory services for a wide range of Canadian and international mining companies. He was appointed managing director in 1987, and led the mining practice for many years. He is currently on the Boards of Directors of Osisko Mining Corporation and Romarco Minerals Inc.

Mr. Sugar holds a Bachelor of Science degree in Geology and an M.B.A. from the University of Toronto.

BOARD OF DIRECTORS AND COMMITTEES

The Board met twenty-seven (27) times during 2013. Each Director attended 100% or more of the total number of meetings of the Board and each committee on which he or she served in 2013. The independent Directors regularly met in executive session without management. Seven out of nine of the then-elected Directors attended the 2013 Annual Meeting.

Director Independence

The Board follows the standards set forth in the Company’s Corporate Governance Principles when determining director independence, which standards meet or exceed the listing standards of the New York Stock Exchange (“NYSE”) with respect to director independence. These guidelines can be found on the Company’s corporate website at www.stillwatermining.com, under the heading “Corporate Governance/Independence Criteria for Directors.” A copy may also be obtained upon request from the Company’s Corporate Secretary at Stillwater Mining Company, 1321 Discovery Drive, Billings, Montana 59102.

These guidelines provide objective, as well as subjective, criteria that the Board utilizes in determining whether each Director meets the independence standards of the Securities and Exchange Commission (the “SEC”) and the NYSE applicable to the Company. Additionally, the Company complies with guidelines adopted pursuant to the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

The Board undertook its annual review of Director transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between Directors or their affiliates and members of the Company’s senior management or their affiliates.

The Board affirmatively determined that all of the Directors being nominated for election at the annual meeting are independent of the Company and the Company’s management under the standards set forth in the Corporate Governance Principles, with the exception of Michael (Mick) McMullen. Mr. McMullen is considered not independent because he serves as the Company’s Chief Executive Officer.

Committees

Audit Committee: The Company has a standing Audit Committee as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee held seven (7) meetings during 2013. The members of the Audit Committee in 2013 were Michael S. Parrett (Chairman), Gary A. Sugar, Michael McMullen, and Charles Engles. On December 3, 2013, Mr. McMullen resigned from his position on the Audit Committee, and Dr. Charles Engles was appointed as his replacement. Each of the Audit Committee members was “independent,” and satisfied the additional independence requirements of Section 303A.02 of the NYSE’s listing standards and Rule 10A-3 of the Exchange Act and the NYSE requirements for audit committee members.

The Audit Committee reviews the accounting principles and procedures of the Company and its annual financial reports and statements, recommends to the Board the engagement of the Company’s independent auditors, reviews with the independent auditors the plans and results of the auditing engagement and considers the independence of the Company’s auditors. The Audit Committee is also responsible for reviewing the Company’s finance matters.

The Audit Committee is governed by a written charter which is available on the Company’s corporate website at www.stillwatermining.com, under the heading “Corporate Governance/Committee Charters/Audit Committee.” Copies of the charter are also available in print to shareholders upon request, addressed to the Corporate Secretary at Stillwater Mining Company, 1321 Discovery Drive, Billings, Montana 59102.

The Audit Committee also follows a written Audit and Non-Audit Services Pre-Approval Policy for services to be performed by the independent auditor. Proposed services may be either (i) pre-approved without consideration of specific case-by-case services by the Audit Committee (“General Pre-Approval”), or (ii) require the specific pre-approval of the Audit Committee (“Specific Pre-Approval”). The Audit Committee believes that the combination of these two approaches results in an effective and efficient procedure to pre-approve services performed by the independent auditor to ensure the auditor’s independence is not impaired. Unless a type of service has received General Pre-Approval, it requires Specific Pre-Approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed specific individual project to provide an otherwise generally approved service whose expected fees exceed $25,000 requires an overriding Specific Pre-Approval by the Audit Committee.

The Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence, whether the independent auditor is best positioned to provide the most effective and efficient service, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality.

This policy is available on the Company’s corporate website at www.stillwatermining.com, under the heading “Governance/Governance Documents/Audit and Non-Audit Policy.” Copies of this policy are also available in print to shareholders upon request, addressed to the Corporate Secretary at Stillwater Mining Company, 1321 Discovery Drive, Billings, Montana 59102.

SEC rules and NYSE listing standards require the Board to determine whether a member of its audit committee is an “audit committee financial expert,” and disclose its determination. According to these requirements, an audit committee member can be designated an audit committee financial expert only when the audit committee member satisfies specified qualification requirements, such as experience (or “experience actively supervising” others engaged in) preparing, auditing, analyzing, or evaluating financial statements presenting a level of accounting complexity comparable to what is encountered in connection with the Company’s financial statements. SEC rules further require such qualifications to have been acquired through specified means of experience or education. The Board has determined that Michael S. Parrett qualifies as an audit committee financial expert under SEC rules. The Board believes that the current members of the Audit Committee are qualified to carry out the duties and responsibilities of the Audit Committee.

Compensation Committee: The Company has a separate Compensation Committee as required under the NYSE’s listing standards. The Compensation Committee held eighteen (18) meetings during 2013. During 2013, the members of the Compensation Committee were Charles Engles (Chairman), Patrice E. Merrin and Gary A. Sugar. The Board has determined that all members of the Compensation Committee are “independent” under the applicable NYSE listing standards.

Under the oversight of our Chief Executive Officer, management provides recommendations to the Compensation Committee on matters of compensation philosophy and incentive compensation and equity-based compensation. Our Chief Executive Officer provides recommendations for pay levels for executives other than himself based on a variety of factors including market data, internal fairness, past performance, and future potential. Our Human Resources department supports management and the Compensation Committee by providing information on historical compensation levels, employee evaluations and its analysis of comparative industry data, and by interfacing with our compensation consultant. While members of the management team attend Compensation Committee meetings, they are not generally present during executive sessions, and individual members of the management team are never present during discussions of their respective compensation. The Compensation Committee and the Board, as required under the Compensation Committee’s charter, make all final decisions with respect to compensation of our executive officers.

The principal responsibilities of the Compensation Committee are to establish policies and determine matters involving executive compensation, recommend changes in employee benefit programs, approve the grant of stock options and stock awards under the Company’s stock plans and provide assistance to management regarding key personnel selection. The Compensation Committee’s written charter is available on the Company’s corporate website at www.stillwatermining.com, under the heading “Governance/Committee Charters/Compensation Committee.” Copies of the charter are also available in print to shareholders upon request, addressed to the Corporate Secretary at Stillwater Mining Company, 1321 Discovery Drive, Billings, Montana 59102.

Corporate Governance and Nominating Committee: The Company has a Corporate Governance and Nominating Committee as required pursuant to Section 303A.04 of the NYSE’s listing standards. The Corporate Governance and Nominating Committee held seven (7) meetings during 2013. The Corporate Governance and Nominating Committee is composed of Patrice E. Merrin (Chairman), Michael S. Parrett, and Brian Schweitzer. The Board has determined that all of the members of the Corporate Governance and Nominating Committee are independent directors under the applicable NYSE listing standards. The Company complies with the requirement of the NYSE to have a Corporate Governance and Nominating Committee comprised entirely of independent directors.

The principal responsibilities of the Corporate Governance and Nominating Committee are: (i) identifying and recommending to the Board individuals qualified to serve as directors of the Company and on committees of the Board; (ii) advising the Board as to the appropriate size, function and procedures of the committees of the Board; (iii) developing and recommending to the Board corporate governance principles; and (iv) overseeing evaluation of the Board and the Company’s executive officers.

The Corporate Governance and Nominating Committee is governed by a written charter. The Board also follows written corporate governance guidelines for the Company, and a written policy for shareholder nomination of directors. These documents set forth the criteria and methodology the Board uses when considering individuals as nominees to the Board. Current copies of these documents are available on the Company’s corporate website at www.stillwatermining.com, under the headings “Governance/Committee Charters/Corporate Governance & Nominating Committee,” “Governance/ Governance Principles” and “Governance/Governance Documents/Stockholder Nomination of Directors,” respectively. Copies of these documents are also available in print to shareholders upon request, addressed to the Corporate Secretary at Stillwater Mining Company, 1321 Discovery Drive, Billings, Montana 59102.

The Company has a Business Ethics and Code of Conduct policy applicable to its officers, directors, employees and agents, including the Chief Executive Officer and all senior financial officers, including our principal financial officer and corporate controller. A current copy of this policy is available on the Company’s corporate website at www.stillwatermining.com, under the heading “Governance/Governance Documents/Code of Conduct.” The purpose of this policy is to provide legal, ethical and moral standards for the conduct of the Company’s officers, directors, employees and agents. In addition, waivers from and amendments to our Code of Business Conduct and Ethics that apply to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, will be timely posted in the governance section of our website at www.stillwatermining.com. The Board has also adopted a written Code of Ethics for its Chief Executive and Senior Financial Officers which is available on the Company’s corporate website at www.stillwatermining.com, under the heading “Governance/ Governance Documents/Code of Ethics for Senior Financial Officers.” This document sets forth specific policies to guide the Chief Executive Officer, Chief Financial Officer and Corporate Controller in the performance of their duties. Copies of these documents are also available in print to shareholders upon request, addressed to the Corporate Secretary at Stillwater Mining Company, 1321 Discovery Drive, Billings, Montana 59102.

Health, Safety and Environmental Committee: The Company has a Health, Safety and Environmental Committee with the principal responsibilities of: (i) reviewing the Company’s environmental and occupational health and safety policies and programs; (ii) overseeing the Company’s environmental and occupational health and safety performance; and (iii) monitoring current and future regulatory issues. During 2013, the Health, Safety and Environmental Committee consisted of George M. Bee (Chairman), Brian Schweitzer, and Mick McMullen. This committee held two (2) meetings, in 2013.

Technical & Ore Reserve Committee: The Company has a Technical & Ore Reserve Committee with principal responsibilities of: (i) advising the Board on the appropriateness, accuracy and completeness of the Company’s ore reserves; (ii) ensuring that management appropriately presents the Company’s ore reserves to regulatory agencies; and (iii) overseeing the Company’s technical and strategic position. During 2013, the Technical and Ore Reserves Committee was composed of Mick McMullen (Chairman), Gary A. Sugar, George M. Bee and Charles Engles. On December 17, 2013, Mr. Sugar replaced Mr. McMullen as Chairman of the Committee. This committee held six (6) meetings in 2013.

Candidate Selection Process

The minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company. In addition, the Corporate Governance and Nominating Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. While the Corporate Governance and Nominating Committee has not adopted a formal diversity policy with respect to the selection of director nominees, the committee seeks to have the Board represent a diversity of backgrounds and experiences. As part of this process, the committee evaluates how a particular candidate would strengthen and increase the diversity of the Board, and contribute to the Board’s overall balance of perspectives, backgrounds, knowledge, experience and expertise in areas relevant to the Company’s business. The committee assesses its achievement of diversity through review of Board composition as part of the Board’s annual self-assessment process.

Under the Company’s Corporate Governance Principles, the Corporate Governance and Nominating Committee will present a list of candidates to the Board for nomination. The Chief Executive Officer will be included in the process on a non-voting basis. Taking into account the factors outlined above, the Corporate Governance and Nominating Committee will make a recommendation to the Board, and the Board will determine which of the recommended candidates to approve for nomination.

Nomination Process

Nominations of persons for election as directors of the Company may be made at a meeting of shareholders, (a) by or at the direction of the Board, (b) by the Corporate Governance and Nominating Committee or persons appointed by the Board, or (c) by any shareholder of the Company entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in Section 3.3 of the Company’s By-Laws. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Company’s Corporate Secretary. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive office of the Company not less than fifty (50) days, nor more than seventy- five (75) days prior to the meeting; provided, however, that in the event that less than sixty (60) days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such shareholder’s notice to the Company’s Corporate Secretary shall set forth: (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Exchange Act, as now or hereafter amended; and (b) as to the shareholder giving the notice, (i) the name and record address of such shareholder, and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by such shareholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person shall be eligible for election by the shareholders as a director of the Company unless nominated in accordance with the procedures set forth herein.

Board Oversight of Risk

The Board has responsibility for risk oversight, and its committees help oversee risk in areas over which they have responsibility. The Board receives regular updates related to various risks for both our Company and our industry. The Audit Committee receives and discusses reports regularly from members of management who are involved in the risk assessment and risk management functions on a daily basis. In addition, the Compensation Committee annually reviews, with the assistance of management, the overall structure of the Company’s compensation program and policies for all employees as they relate to the Company’s risk management practices.

The Board oversees the management of risks inherent in the Company’s businesses, and the implementation of its strategic plan. The Board performs this oversight role by implementing multiple levels of review. In connection with reviews of the operations of the Company’s business units and corporate functions, the Board addresses the primary risks associated with those units and functions. In addition, the Board reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company. The Board also considers other risk topics at its meetings, including risks associated with capital structure, strategic plan, business climate, industry changes, and development activities. Further, the Board is routinely informed by management of developments that could affect the Company’s risk profile. The Board’s current role in risk oversight is complemented by our leadership structure.

Each of the Board’s Committees also manages Company risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the authority to engage advisors.

Review of Compensation Risk

As part of its oversight of the Company’s executive compensation program, the Compensation Committee annually assesses the Company’s compensation programs, and has concluded that these compensation policies and practices do not create risks reasonably likely to have a material adverse effect on the Company. The Compensation Committee and Management spent considerable time and effort assessing the Company’s executive compensation and benefits programs over the past year to determine whether the programs’ provisions and operations create material, undesired or unintentional, risk to the Company. This risk assessment process included a review of policies and procedures; analysis of risk identification and controls; and determination of the balance of potential risk to potential reward.

The review of the programs and policies that apply to our named executive officers includes:

•	analysis of how different elements of compensation may increase or mitigate risk-taking;

•	analysis of performance metrics used for short-term and long-term incentive programs, and the relation of such incentives to the objectives of a particular position or business unit;

•	analysis of whether the performance measurement periods for short-term and long-term incentive compensation are appropriate;

•	analysis of the overall structure of compensation programs as related to business risks; and

•	an annual review of the Company’s share ownership guidelines, including share ownership levels and retention practices.

Based on the foregoing, we believe our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe our incentive compensation programs provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk-management practices of the Company; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are identified under “Committees” above. No member of the Compensation Committee was, at any time during 2013, an officer or employee, or a former officer, of the Company.

Charles Engles served as Chairman and Chief Executive Officer of the Company from September 1994 until March 1997.

Shareholder Communication with Directors

The Board has a written policy on shareholder and interested party communications with directors, a copy of which is available on the Company’s corporate website at www.stillwatermining.com, under the heading “Governance/ Communication with Directors.”

Under the policy, shareholders and other interested parties may contact any member (or all members) of the Board (including, without limitation, the Chairman, Brian Schweitzer, or the independent directors as a group), any Board committee or any chair of any such committee by mail or email. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Corporate Secretary, Stillwater Mining Company, 1321 Discovery Drive, Billings, Montana 59102. To communicate with any of the Company’s directors via email, shareholders should go to the Company’s corporate website at www.stillwatermining.com. Under the heading “Governance/Communication with Directors,” you will find an on-line form that may be used for writing an electronic message to the Board, any individual director, or any group or committee of directors. Please follow the instructions on the Company’s website to send your message.

Director Compensation

Commencing on May 16, 2013, non-employee director retainers and meeting fees were reduced by 15% to the following amounts: each non-employee director receives an annual retainer of $55,250, which may be paid in cash or may be deferred in cash or Common Stock. In addition, the Company pays each non-employee director and committee member $2,125 per meeting of the Board attended and $1,275 per telephonic meeting in which he or she participated. The Chairman of the Board receives an additional annual retainer of $60,000; the Audit Committee chair receives an additional annual retainer of $17,000; the Compensation Committee chair receives an additional $12,750 annual retainer; and the other Committee chairs each receive additional annual retainers of $8,500. The Company reimburses all directors for reasonable travel expenses. The Company’s Stock Ownership Guidelines state that independent directors should own Common Stock having a value of at least two times their annual retainer. Pursuant to these guidelines, each Director is asked to comply with this new guideline by the fifth anniversary of his or her election to the Board. All Directors are in compliance with this guideline, and no Director has over five (5) years of service with the Company.

On the date of each annual meeting of shareholders, each non-employee director will receive a grant of Restricted Stock Units valued at $70,000, with restrictions that lapse (vest) upon the earlier of six months following the date of grant or the Director’s death, disability, retirement or a change in control of the Company.

A non-employee director may elect to defer all, or a portion, of their vested Restricted Stock Unit grant into the 2005 Non-Employee Directors’ Deferral Plan, in which case, upon receiving deferred shares, the non-employee director is credited additional “matching” deferred shares in the amount of 20% of the non-employee director’s deferred shares. Matching shares are fully vested, and non- forfeitable. Any Restricted Stock Units which have not vested will result in forfeiture, unless otherwise provided under the terms of the Restricted Stock Unit Agreement. The minimum deferral period is two (2) years.

Additionally, the 2005 Non-Employee Directors’ Deferral Plan allows independent directors to defer cash compensation for service as a director of the Company, and later receive such compensation in the form of cash or shares of Common Stock. If a Director elects to defer compensation and receive such compensation in the form of deferred shares of Common Stock, the number of shares such Director will be entitled to receive will be determined by dividing the amount of compensation deferred during such quarter by the fair market value of one share of Common Stock on the last day the stock traded before the end of such quarter. Upon receiving deferred shares of Common Stock, such Director’s account will be credited additional “matching” deferred shares in an amount equal to 20% of the number of deferred shares to which he or she is entitled pursuant to the calculation described above.

2013 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1)($)	Stock Awards (2)($)	Option Awards (3)($)	All Other Compensation (4)($)	Total ($)
Brian Schweitzer (5)	104,343	69,993	—	13,862	188,197
Michael McMullen (5)	70,827	69,993	—		140,820
Patrice E. Merrin (5,6)	100,732	69,993	—		170,724
Michael S. Parrett	152,586	69,993	—	13,862	236,440
Charles R. Engles (5)	100,192	69,993	—	13,862	184,047
Gary A. Sugar (6)	159,714	69,993	—	13,862	243,568
George M. Bee	118,568	69,993	—	16,862	205,423

(1)	Amounts include fees deferred in the form of Common Stock in the 2005 Non-Employee Directors’ Deferral Plan in the amount of $15,000 for George M. Bee.
(2)	Value is based on the grant date fair value in accordance with FASB ASC Topic 718 for Restricted Stock Units issued in 2013. These awards were granted with a six month vesting period, and vested pursuant to change in control requirements triggered by the retirement of Francis R. McAllister.
(3)	As of December 31, 2013 there were no option awards outstanding for any non-employee director.
(4)	Amounts include a 20% Company match, in the form of Company stock, on fees and stock awards deferred in the form of stock into the 2005 Non-Employee Directors’ Deferral Plan. The Company match is also deferred into the 2005 Non-Employee Directors’ Deferral Plan.
(5)	Elected to the Company’s board of directors, effective May 2, 2013. As of December 3, 2013, Mr.McMullen ceased receiving director fees.
(6)	Includes fees for adhoc Search Committee meetings.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Organization

This compensation discussion and analysis describes the analysis and decisions made and implemented in 2013 and 2014 to align our compensation practices with stated corporate goals. It further describes 2013 executive compensation for named executive officers (“NEOs”), who were:

•	Francis R. McAllister, Former Chairman/Chief Executive Officer (Through June 7, 2013)

•	Michael J. McMullen, President and Chief Executive Officer (Effective December 3, 2013)

•	Gregory A. Wing, Vice President and Chief Financial Officer

•	Terrell I. Ackerman, Vice President, Corporate Development (And Interim Chief Executive Officer from June 7, 2013 until December 3, 2013)

•	Kevin G. Shiell, Vice President, Montana Mining Operations

•	Brent R. Wadman, Vice President, Legal Affairs and Corporate Secretary

•	Kristen K. Koss, Vice President, Human Resources and Safety & Health

The compensation discussion and analysis is divided into the following sections:

Part 1: Response to May 2013 Say on Pay Vote and Summary of Executive Compensation Program Changes

Part 2: Changes to the 2014 Compensation Program

Part 3: 2013 Compensation Program, Philosophy, Elements and Decisions

Part 4: Other Compensation Related Items

PART 1:

RESPONSE TO MAY 2013 SAY ON PAY VOTE AND SUMMARY

OF EXECUTIVE COMPENSATION PROGRAM CHANGES

At the May 2013 annual meeting, Company shareholders did not provide majority support for NEO compensation, and elected four new directors and four incumbent directors. Subsequently, the Compensation Committee undertook a comprehensive review of executive compensation programs with the assistance of a new compensation consultant, Farient Advisors, LLC (Farient), engaged by the Compensation Committee in July 2013. During the fourth quarter of 2013, the Compensation Committee, Farient and management re-assessed the executive pay program, analyzed its linkages to business strategy and shareholder value creation, and considered feedback from proxy advisors.

The Compensation Committee examined:

•	Criteria for peer group selection

•	Competitive assessment of compensation levels among peer companies, a survey of mining companies (all executives) and a survey of general industrial companies (non-operational executives)

•	Competitive assessment of executive compensation program design, including structure, pay mix, and performance measures

•	Pay and performance alignment

•	Governance considerations, including stock ownership guidelines, clawback policy, and change-in-control arrangements

•	Feedback from proxy advisor firms and shareholder concerns

Based on the Compensation Committee’s review of executive pay programs, the Company made material changes to its executive pay program for 2014. These changes were carefully considered after significant data collection, and careful study and analysis, with adoption completed in March 2014. As a result, the Summary Compensation Table will continue to show the results of the awards made prior to the 2014 changes, with the exception of pay for the new chief executive officer hired in December 2013, and a few other items introduced during the first half of 2013. These changes are summarized in the table below.

Summary of Changes to the Executive Compensation Program 2013 vs. 2014

Pay Design	2013 Compensation Program	2014 Compensation Program
Pay Positioning	* Salary/annual incentive at 50th percentile * LTI between 50th and 75th percentile	* Total direct compensation (salary + annual incentive + LTI) at 50th percentile * No increases to salary or annual incentive targets for NEOs

Peer Groups and Survey Sources

*  Median peer size of ≈ $1.5 billion revenue, or ≈ 2x our annual revenue at time of peer group review

*  Survey data from TowersWatson Top Management Compensation Survey Report and two Pearl Meyer proprietary general industry surveys

*  For pay purposes:

     Compensation Peer Group selection criteria revised Compensation Peer Group median at ≈ $700 million revenue, close to our annual revenue of ≈ $1 billion (as of most recent fiscal year end at time of analysis 12/31/12) Survey data adjusted to our approximate annual revenue (mining and general industry surveys)

*  For stock price/total shareholder return performance purposes:

     Performance Peer Group established to be a better fit with Stillwater’s business ( PGM producer with smelting/recycling) Performance Peer Group is subset of Compensation Peer Group, reducing proportion of gold producers and adding PGM and recycling producers

*  PGM and recycling companies were too large and/or non-U.S.Canada domiciled; therefore not appropriate as Compensation/Peer Group

Long-Term Incentive Mix	* 100% Performance restricted stock units (RSUs) based on prior 1-year performance

*  Two LTI measures:

     Performance RSUs based on prospective 3-year performance Time-vesting RSUs (provides tangible value in volatile industry)

*  Weighting:

     CEO, CFO, VP of Mining Operations, VP of Business Development = 70% Performance RSUs, 30% time-vesting RSUs

     Other NEOs/Officers = 60% Performance RSUs, 40% time-vesting RSUs

Pay Design	2013 Compensation Program	2014 Compensation Program
Incentive Plan Payout Leverage	* Annual incentive payouts: Threshold at 50% of target payout Maximum at 200% of target payout * Performance RSUs payouts: Threshold at 50% of target payout Maximum at 150% of target payout

*  Annual incentive payouts:

     Same threshold and maximum

     For CEO only, amount >120% of target payout delivered in time-vesting RSUs with additional 3-year ratable vesting

*  Performance RSUs payouts:

     Threshold at 25% of target payout

     Maximum at 175% of target payout

Annual Incentive Performance Measures

Annual scorecard:

*  15% Safety

*  10% EBITDA

*  30% Mine Production

*  15% Mining Costs per Ounce

*  10% Metallurgical Complex-Recycling (Production, Furnace re-build, Slag recovery improvement

*  10% Business Development

*  10% Board Discretion

Key annual scorecard changes noted in italics:

*  10% Safety

*  20% EBITDA earnings weighting increase

*  15% Mine Production

*  15% All-In Sustaining Costs per Ounce total Company cost per ounce

*  10% Metallurgical Complex-Recycling (EBTDA, Production, Costs) add earnings and cost measures

*  10% Business Development

*  12% Strategic Initiatives replaces Board Discretion measure

*  8% Individual Performance additional measure

LTI Performance Measures for Performance RSUs

Performance RSUs scorecard, measures largely same as annual scorecard:

*  20% Safety

*  10% EBITDA

*  20% Mine Production

*  20% Mining Costs

*  10% Metallurgical Complex-Recycling

*  10% Business Development

*  10% Total Shareholder Return (absolute goal)

New Performance RSUs scorecard measures focus on ties to shareholder outcomes, financial measures, and long-term strategic measures:

*  40% Total Shareholder Return (peer relative, absolute, PGM price change relative)

     Measure starting and ending stock price using a 60-trading-day average stock price

     Measure starting and ending PGM price using a 60-trading-day average price

*  40% Net Book Value Per Share

*  20% Free Cash Flow

Determining # of Shares to Grant	* 90-trading day closing stock price average to convert LTI value to number of shares to grant	* 60-trading-day average stock price to convert LTI value to number of shares to grant

Risk Mitigators	* Ownership guidelines added in early 2013 * Clawback policy introduced in early 2013 * Anti-hedging policy	* Ownership guidelines revised to reflect peer practices * Clawback policy generally consistent with Dodd-Frank guidelines * No change to anti-hedging policy

Pay Design	2013 Compensation Program	2014 Compensation Program
Change-in- Control

*  Reasonable change-in-control severance multiples of salary and annual incentive:

     Former CEO at 3x

     CFO and VP Business Development at 1.5x

*  No 280G tax gross-ups for new officers

*  Cash double trigger, equity single trigger

*  New CEO has severance multiple of 2x salary and annual incentive with or without a change-in-control (1)

*  No change to change-in-control severance multiples for CFO and VP Corporate Development

*  New CEO hired without 280G tax gross-ups, per policy

*  Double triggers now required on equity grants as well as cash

(1)	Per New CEO employment agreement entered into upon hiring in December 2013.

PART 2:

CHANGES TO THE 2014 COMPENSATION PROGRAM

For 2014, the Company redesigned its compensation programs to better align compensation practices with the Company’s short-term and long-term goals and taking into account industry characteristics (e.g., commodity-priced mining product, capital intensive, long-term assets), current operational situation, and strategic alternatives as determined by our new CEO and the management team. Accordingly, for 2014 incentive programs, focus on financial performance measures and total shareholder return was increased, while maintaining a strong emphasis on key operational drivers of shareholder value (e.g., production and cost), and providing for specific strategic measures in the annual incentive that are key to driving the long-term success of the Company.

2014 Pay Positioning Philosophy, Peer Group and Market Data

For 2014 pay decisions, the Compensation Committee adopted an approach to positioning overall target pay generally at the 50th percentile of competitive levels, with individual variation reflecting incumbent experience and responsibilities in the role. Competitive pay levels were benchmarked in comparison to the revised Compensation Peer Group established in the fourth quarter of 2013 and market surveys of executive compensation. The revised Compensation Peer Group reflects as closely as possible our relevant industry, business model and size, and data from the compensation surveys is selected to be representative of our size of approximately $1.04 billion in revenue.

To determine appropriate competitive benchmarks, the Compensation Committee considered the following criteria for peer selection:

•

GICS sub-industry classification of “Diversified Metals,” “Gold,” or “Precious Metals and Minerals,” revenue approximately between $300 million and $3 billion (roughly 0.3x to 3.0x Stillwater’s projected 2013 revenue)

•	Consideration of market cap (qualitative assessment)

•	U.S or Canadian domiciled company

•	As similar a business model as possible, given the scarcity of PGM producing companies outside of South Africa and Russia

•	Currently operating at least one mine

•	Underground mining operations, where possible

•	Harvesting metals for industrial end users

This assessment resulted in a revised Compensation Peer Group with revenue ranging from $215 million to $2.3 billion, with median revenue of approximately $700 million (based on latest available fiscal year end revenue through June 30, 2013). The revised peer group included the following companies:

2013 Compensation Peer Group Used for 2014 Pay Decisions

Agnico Eagle Mines Ltd *	Hecla Mining Co
Allied Nevada Gold Corp *	Horsehead Holding Corp *
B2Gold Corp *	HudBay Minerals, Inc *
Capstone Mining Corp *	IAMGOLD Corp
Coeur Mining, Inc	New Gold, Inc *
Compass Minerals Intl *	Osisko Mining Corp *
Eldorado Gold Corp *	Pan American Silver Corp *
First Majestic Silver Corp *	Thompson Creek Metals Co *
Golden Star Resources, Ltd	Yamana Gold, Inc. *

*	New additions to 2013 Compensation Peer Group.

Six (6) companies from the 2012 peer group were eliminated from the 2013 Compensation Peer Group because they did not meet the screening criteria, as follows:

Companies	Reasons for Elimination
Cliffs Natural Resources, Inc. Gold Fields Limited Goldcorp, Inc. Kinross Gold Corporation	Too large, revenue for each greater than the $3 billion upper revenue screen

North American Palladium Ltd	Too small, revenue significantly less than the $300 million lower revenue screen Concerns about some of its performance issues at time of peer group review

Randgold Resource Limited	Domiciled outside the U.S or Canada, in the Channel Islands

In addition to the 2013 Compensation Peer Group, two surveys were used to set pay for 2014. Data from the 2013 Equilar Mining Survey was used as part of benchmarking for all NEO positions. Data from the 2012 Mercer U.S. Executive Benchmark Database was used for non-operational positions only.

The 2013 Compensation Peer Group was used along with survey data to benchmark 2014 pay for our chief executive officer, chief financial officer, vice president of corporate development, and the vice president of mining operations. Peer data was weighted more heavily, at 75%, than survey data, at 25%, because the Compensation Peer Group’s composition was based on the Compensation Committee’s approved selection criteria, and there was greater control over analysis considerations for the Compensation Peer Group data than for the survey data. Survey data alone was used for the other NEOs whose positions were not well represented among the NEOs of the Compensation Peer Group. For the pay level analysis, the Compensation Peer Group companies’ pay data and the survey pay data were size-adjusted, where necessary, to reflect a similar level of revenue as that for Stillwater.

Competitive Data Sources and Weighting to Benchmark 2014 Pay

Position	Compensation Peer Group	Equilar Survey	Mercer Survey
Chief Executive Officer Vice President, Corporate Development Vice President, Montana Mining Operations	75%	25%	0%

Chief Financial Officer	75%	12.5%	12.5%

Vice President Legal Affairs and Corporate Secretary Vice President, Human Resources and Safety & Health	0%	50%	50%

As a result of this benchmarking and the general mining industry economic environment, base salaries and target annual incentives for our NEOs did not increase for 2014. Further, since our new chief executive officer was hired in December 2013, his salary and target annual incentive were determined at that time based on the 2013 Compensation Peer Group and the above-referenced surveys, and were intended as the pay level for 2014 as well.

To assess competitive practices with respect to executive compensation program design, data from the above peer group was analyzed. This information was augmented by data from five “general reference” mining companies that were too large to be included in the Compensation Peer Group for purposes of determining compensation levels. Freeport McMoRan Copper & Gold and Newmont Mining Corporation have been used in this capacity in the past, and the other three companies were added as general references for 2014 after their removal from the revised peer group due to size.

2013 General Reference Mining Companies for Program Design

Cliffs Natural Resources Inc.	Kinross Gold Corp

Freeport McMoRan Copper & Gold	Newmont Mining Corporation

Goldcorp Ind.

2014 Performance Peer Group

For purposes of assessing Total Shareholder Return (TSR) performance in comparison to peers, the Company established a Performance Peer Group to be a better fit with Stillwater’s business characteristics (a PGM producer with smelting and recycling operations). The Performance Peer Group has eleven of the same companies as the Compensation Peer Group, plus three other companies that are PGM producers and/or have recycling operations. These three other companies were too large and/or non-U.S./Canada domiciled to be an appropriate fit as members of the Compensation Peer Group. The reason for removing the other seven companies was to reduce the proportion of gold producers. This is important because PGM prices can move quite differently from gold prices, and thus distort relative TSR performance. The resulting composition of the Performance Peer Group reflects a more balanced exposure to various metals. The Performance Peer Group is shown below.

Performance Peer Group to be Used for the Performance RSUs Going Forward

Allied Nevada Gold Corp	IAMGOLD Corp
Capstone Mining Corp	Impala Platinum Holdings Ltd *
Coeur Mining, Inc	Johnson Matthey PLC *
Compass Minerals Intl	Pan American Silver Corp
First Majestic Silver Corp	Thompson Creek Metals Co
Hecla Mining Co	Umicore S.A. *
HudBay Minerals, Inc	Yamana Gold, Inc.

*	The three peers added for the Performance Peer Group only.

2014 Incentive Program Design

For 2014, we are strengthening the link between pay and performance by modifications to the incentive program design. First, we changed the mix of our long-term incentive vehicles to have two vehicles instead of one, continuing with the performance RSUs that now vest based on achievement of prospective three-year performance goals instead of one-year goals and adding a lesser proportion of time-vesting RSUs. Second, we modified the CEO’s annual incentive above- target payout to require that part of it be paid out in time-vesting RSUs, and adjusted the performance RSUs’ threshold and maximum payouts for all NEOs and officers to increase the tie to shareholder value changes. Third, we altered the weightings for some of our performance measures, and changed some of the others to emphasize direct links to shareholder outcomes.

Long-Term Incentive Mix

We are improving the structure of our long-term incentives for 2014 with the modification of the performance RSUs to vest based on prospective three-year performance. This eliminates the historic approach that reflected only one year of performance and performance RSU pay based largely on the same measures as for the annual incentive.

The performance RSUs for 2014 are intended to be annual grants, generally granted in the first quarter of our fiscal year. The performance period for the performance RSUs will be three years, and a new performance cycle will start each year. Performance measures and goals will be set at the beginning of the performance period, and the number of units vesting will be based on achievement of those performance goals.

We are also providing a time-vesting RSU component as part of the total LTI mix for 2014 that is proportionally smaller than the performance RSU component. Like the performance RSUs, the time-vesting RSUs are intended to be annual grants, generally granted in the first quarter of our fiscal year. The time-vesting RSUs will vest ratably over three years.

The performance RSUs going forward are intended to create a direct link to shareholder value outcomes and to reward management for long-term value creation. The time-vesting RSUs have a less direct link to shareholder value outcomes, and are intended to provide a smaller portion of tangible value in a volatile industry where management has little control over the pricing of its commodity product.

The 2014 LTI mix and vesting time horizon are consistent with typical peer practices, as most peers use a “portfolio approach” to LTI vehicles. The proportion of performance RSUs is aligned with the overall responsibility and ability to influence performance outcomes, with the largest proportion for the CEO.

The following table summarizes the overall changes made to the LTI mix:

Long-Term Incentive Mix

2013 vs. 2014

		2013	2014
Long-Term Incentive Vehicle	Time Horizon	All Participants	CEO, CFO, VP Mining Operations, VP Corporate Development	Other NEOs/ Officers
Performance RSUs— Prospective 3-Year Performance	3-year prospective performance period, cliff vesting	NA	70%	60%
Time-Vesting RSUs	3-year ratable vesting	NA	30%	40%
Performance RSUs— Prior 1-Year Performance	Prior 1-year performance period, 3-year ratable vesting	100%	NA	NA

Incentive Plan Payout Leverage

The 2014 annual incentive threshold and maximum payouts, at 50% and 200% of target payouts, respectively, are unchanged from 2013, whereas the 2014 performance RSUs threshold and maximum payouts have more downside and upside leverage than those for 2013. For the 2014 performance RSUs, the decrease in the threshold payout to 25% and the increase in the maximum payout to 175% are intended to further align pay and performance. The 2014 annual incentive payout leverage and the new 2014 payout leverage for the performance RSUs are consistent with typical peer practices.

Annual Incentive and Performance RSUs Plan Payout Leverage

2013 vs. 2014

Performance Achievement	Annual Incentive Payouts As a % of Target Payout	Performance RSUs Payouts As a % of Target Payout
	2013 & 2014	2013	2014
Maximum	200%	150%	175%
Target	100%	100%	100%
Threshold	50%	50%	25%

In addition, the 2014 annual incentive has a feature for the CEO only that fosters a stronger tie to shareholder outcomes for performance above target. For the CEO, if actual annual performance results in a payout above 120% of target, the amount up to 120% of target will be paid in cash and the amount above 120% of target will be paid in time-vesting RSUs that vest ratably over three years. This equity payout for part of the award is intended to ensure that any high annual incentive payouts to the CEO are linked to sustained performance and tied more directly to shareholder outcomes. For all other NEOs and officers, annual incentive awards will continue to be paid entirely in cash.

2014 Annual Incentive Plan Feature for the CEO

Proportion in Cash and Time-Vesting RSUs

Performance Measures

As part of the incentive program redesign, the Compensation Committee worked with management to determine the performance measures for both the annual incentive and performance RSUs. The overall objective of the changes was to strengthen the direct link to shareholder value outcomes and support Stillwater’s long-term business strategy.

For the 2014 annual incentive plan, this resulted in an increased emphasis on EBITDA performance and a reduced emphasis on mine production volume. It also resulted in changes to other measures, as shown and described below.

Annual Incentive Performance Measures and Weightings

Rationale for Measure Changes	Rationale for Maintaining Other Measures

*  Increased weighting on EBITDA to strengthen direct tie to shareholder outcomes

*  Reduced weighting on mine production volume to be in balance with mining costs

*  Modified mining cost measure to include total costs in support of business strategy cost control objectives

*  Modified metallurgical complex-recycling measures to emphasize earnings:

–  Directly via EBTDA (like EBITDA but including interest income)

–  Indirectly through cost control; kept production volume measure

*  Substituted short-term strategic measures for unstructured board discretion to focus management on initiatives that will drive growth and/or operational efficiency (assessment may be quantitative or discretionary based on guidelines or milestones)

*  Introduced an individual performance component to provide for some individual performance differentiation, where warranted

*  Mine production and cost measures are critical drivers of earnings and within management control, (unlike revenue or earnings, which are directly subject to commodity price changes)

*  As with mine production, metallurgical complex-recycling production measure is critical driver of earnings when coupled with cost controls

*  Safety measure is the cornerstone of Stillwater’s social license, and it is key to long-term operational stability and employee well-being

*  Business development measure relates to optimizing future paths with Marathon and Altar projects

For the 2014 performance RSUs, the changes to performance measures were more substantial. The weighting on total shareholder return (TSR) is significantly higher, and the TSR measure is trifurcated into three components—comparison to the Performance Peer Group, comparison to an absolute growth goal, and comparison to the change in PGM Basket prices. The starting stock price and ending stock price for TSR performance measurement will use a 60-trading-day average stock price. The starting and ending PGM Basket price will also use a 60-trading-day average price. The financial measures are free cash flow and net book value per share, and both of these are different from the annual incentive financial measure.

Performance RSUs

Performance Measures and Weightings

(1)	TSR measured in three parts: 13.3% based on TSR compared to the Performance Peer Group, 13.3% based on TSR compared to an absolute TSR growth goal, and 13.3% based on TSR compared to changes in PGM prices.
(2)	Free Cash Flow is defined as cumulative cash flow from operations less corporate overhead and capital expenditures required for operations.

Rationale for Change

*	Increased weighting on TSR to strengthen the pay and performance alignment as well as direct ties to shareholder outcomes; the three ways to measure TSR provide a holistic assessment of Stillwater stock price performance

–	TSR vs. the Performance Peer Group measures how well Stillwater stock performs in comparison to other mining [and smelting/recycling companies] facing a similar economic environment and industry cycles

–	Absolute TSR captures performance with respect to value returned directly to Stillwater shareholders

–	TSR vs. PGM price changes measures how well Stillwater performs relative to changes in PGM prices, since Stillwater earnings are heavily influenced by PGM prices, and Stillwater’s stock price is correlated to PGM prices

*	Added free cash flow as this supports mine development and Company growth as well as addressing the need to return the Company to positive free cash flow

*	Added net book value per share to measure the impact of sustained earnings over time in support of the long-term orientation of the business cycle

*	Eliminated other 2013 measures as they were redundant (already covered in the annual incentive plan)

PART 3:

2013 COMPENSATION PROGRAM, PHILOSOPHY,

ELEMENTS AND DECISIONS

COMPANY PERFORMANCE FOR 2013

Highlights of Company operating performance for 2013 include:

•

A reported net loss of $270.2 million for 2013. The decline in net income in 2013 versus 2012 was in large part due to an impairment charge of $461.8 million ($350.1 million after-tax) related to the Peregrine and Marathon properties.

•	Safety performance for 2013 dropped slightly from 2012.

•

Montana mine production was 523,900 ounces, a 2.0% increase from the 513,700 ounces reported in fiscal 2012. Mine production exceeded the Company’s most recent guidance range of 505,000 to 515,000 ounces.

•	Processed a record 616,700 ounces of PGMs from recycled material, a 38.5% increase from approximately 445,200 ounces processed during 2012.

•	Gross mining costs were up from 2012, however still within range for the 2013 business plan.

•	Progress proceeded according to plan on Graham Creek, Blitz and the Far West, our Montana expansion projects.

SUMMARY OF 2013 COMPENSATION DECISIONS

The above highlights and other financial and operational outcomes were key to determining overall compensation for our current Chief Executive Officer and other Named Executive Officers in 2013, summarized below. A substantial portion of the compensation of these individuals is based on performance goals and is not fixed, thus ensuring better alignment with the organization’s strategic objectives. NEO compensation outcomes for 2013 included the following:

•

In 2013, the Compensation Committee reviewed a market analysis prepared by its compensation consultant. The market analysis indicated that the base salaries of our NEOs were generally between the 25th percentile and 50th percentile. The Compensation Committee determined that this rate of pay remains competitive for the market in which we compete for executive talent, and that there would be no base salary increases for our NEOs in 2014.

•

Annual cash incentive awards are generally structured to deliver pay consistent with market median levels for achievement of target performance on short-term objectives designed to drive operational and financial performance. During 2013, safety, mine production, mine costs, recycling operations, financing and business development were the key metrics for our NEOs’ annual cash incentive awards. The Company’s performance with respect to each of these metrics resulted in annual incentive payouts at approximately 108% of target levels; and

•

Long-term awards in the form of Performance Restricted Stock Units granted in 2014 were made at 91.1% of target levels as a result of measured 2013 performance on strategic objectives tied to safety, mine production, mining costs, EBITDA, TSR, recycling and business development.

ELEMENTS OF 2013 TOTAL COMPENSATION

While our revised 2014 executive compensation plan will reflect changes to the pay mix, objectives, and short- and long-term components, we utilized three main components established during 2013 for executive compensation for the year ended December 31, 2013.

Element	Objective	Key Features & Terms

Base Salary	Provide our NEOs with a fixed rate of pay for performing day-to-day responsibilities and compensate them competitively based on their role in the organization.

*  Reviewed annually as part of the overall market assessment to ensure competitive positioning relative to the market.

*  Base salary is set in the first quarter of each year for that calendar year.

*  Paid to NEOs on a semi-monthly basis.

Annual Bonus	Reward NEOs’ achievement of yearly financial and operational objectives that align with longer term strategies.

*  Cash payment determined by the Compensation Committee and awarded to the NEO in the first quarter of the year following the performance year.

*  Target award opportunities generally expressed as a percentage of base salary.

Long-Term Incentive	Provide long-term incentive based on achieving specific pre-determined performance goals that support the Company’s strategic objectives and to align executives’ interests with those of shareholders.

*  Equity-based performance awards determined by the Compensation Committee and awarded to the NEO in the first quarter of the year following the performance year.

*  Target award generally expressed as a percentage of base salary.

*  Earned performance restricted stock units vest in thirds over a three-year period, provided NEO remains employed through the vesting date.

Compensation and Performance Pay Reflective of Position and Responsibility

Compensation and accountability should generally grow with advances in position and increased responsibilities. Consistent with this philosophy, total target compensation is higher for individuals with greater responsibility and greater ability to influence the Company’s achievement of targeted results and strategic initiatives. In addition, as an executive advances and responsibilities are expanded, a greater portion of the NEO’s total compensation is performance- based pay contingent on the achievement of performance objectives. Finally, equity-based compensation is higher for NEOs with higher levels of responsibility, making a significant portion of their total compensation dependent on long- term stock appreciation. It should also be noted that the long-term incentive plans have a cap and a floor as to potential payouts, the former of which discourages unnecessary risk-taking that may adversely affect the Company’s sustainability. The compensation package of our CEO has the largest portion of pay at risk, with 76% of his targeted total direct compensation based on performance of the Company. Other officers range from 42% to 65% of targeted total direct compensation at risk for the 2013 performance year.

Compensation Decisions That Promote the Interests of Shareholders

Compensation should focus management on achieving strong short-term (annual) performance in a manner that supports and ensures the Company’s long-term success and profitability. The Annual Bonus Program creates incentives for meeting annual performance targets, while equity grants from our Long-term Incentive Program encourage the achievement of longer-term objectives and promote retention, and vest in thirds over a three-year period. Performance Restricted Stock Unit grants create long-term incentives that align the interest of management with our shareholders.

Compensation Should be Reasonable and Responsible

Compensation should be set at responsible levels. Our executive compensation programs are intended to be consistent with the Company’s primary focus on the safety of our employees, production, controlling costs, improving the state of development at the mines, continuing to grow the recycling business, and Company growth.

Compensation Structure

Pay Levels and Benchmarking

It is appropriate to establish compensation levels based primarily on benchmarking against similar companies, both in terms of compensation practices as well as levels of compensation. In this way, we can gauge if our compensation is competitive in the marketplace for our talent, as well as ensure that our compensation is reasonable.

The Compensation Committee reviews compensation levels for the NEOs against compensation levels at the “Compensation Peer Group,” which is developed by the Compensation Committee in conjunction with the Compensation Committee’s independent compensation consultant. In the fourth quarter of 2013, the Compensation Committee’s independent compensation consultant conducted an analysis of the Compensation Peer Group used in 2013, reviewed the appropriate criteria to be used in selecting a peer group and proposed a peer group of 18 companies, reflecting input from the Compensation Committee and Stillwater executive management. Further detail regarding this new Peer Group can be found above in the section titled “Changes to the 2014 Compensation Program.”

Utilizing the information described above, market compensation consensus numbers were developed for base salary, cash bonus and long-term incentive at the 25th percentile, 50th percentile and 75th percentile. Base salary and cash bonus were then targeted for each NEO at the 50th percentile level depending upon performance. Long-term incentive values were targeted for each NEO between the 50th and 75th percentiles when certain targeted levels of performance are achieved.

Pay Mix

By following a portfolio approach, we provide each executive a base level of compensation, while motivating the executive to focus on the business metrics that will produce a high level of performance and long-term value creation for the Company and the executive, as well as reducing the risk of loss of executive talent. The mix of metrics normally targeted for the short-term and long-term plans likewise provides an appropriate balance between short-term financial and operational performance and long-term financial performance and shareholder return.

For executives with greater levels of responsibility and thus greater ability to influence Company performance, the mix of compensation is weighted at target towards at-risk pay (annual incentives and long-term incentives). This pay mix fundamentally results in a pay-for-performance orientation for our executives, consistent with our compensation philosophy. We place great emphasis on variable performance-based compensation through our short-term incentive plan and Performance Restricted Stock Unit grants. In addition, long-term incentives, and particularly equity compensation, provide a very important motivational and retentive aspect to the compensation package of our key executives. The charts below show the breakdown between each element of compensation and fixed pay vs. performance-based pay at target for each NEO for fiscal year 2013:

		Percentage of Total Compensation at Target			Percentage of Fixed and Performance Based Pay at Target
Name		Base Salary	Annual Bonus	Long-Term Awards	Fixed	Performance Based
Michael J. McMullen (1)	Chief Executive Officer (2)	24	22%	54%	24%	76%
Gregory A. Wing	Vice President and Chief Financial Officer	35	17%	48%	35%	65%
Terrell I. Ackerman	Vice President, Corporate Development	41	17%	42%	41%	59%
Kevin G. Shiell	Vice President, Mining Operations	41	17%	42%	41%	59%
Brent R. Wadman (3)	Vice President, Legal and Corporate Secretary	58	18%	24%	58%	42%
Kristen K. Koss	Vice President, Human Resources and Safety	58	18%	24%	58%	42%

(1)	Michael J. McMullen was named Chief Executive Officer on December 3, 2013.
(2)	Former CEO Francis R. McAllister retired from the Company on June 7, 2013, and his percentages at target were: 21%, 15%, 64%, 21%, and 79%, respectively.
(3)	Brent R. Wadman was promoted to the role of VP, Legal and Corporate Secretary on August 6, 2013.

Chief Executive Officer

Target Compensation

Pay Elements—Overview

We utilize three main components of compensation:

*       Base Salary—fixed pay that takes into account an individual’s role and responsibilities, experience, expertise and individual performance.

*       Annual Bonus—variable cash compensation that is designed to reward attainment of annual business goals, with target award opportunities generally expressed as a percentage of base salary.

*       Long-Term Incentive—stock-based awards including Restricted Stock Units that only vest if certain pre-determined Company performance objectives have been achieved.

In addition, our NEOs participate in employee benefit plans generally available to all employees on the same terms as similarly situated employees, including life insurance. Other than use of a Company vehicle, which is needed for travel between business locations, the Company does not provide our NEOs with perquisites. The Company does not provide any other retirement benefits to our NEOs, other than eligibility to participate in our 401(k) Plan and the 409A Non-Qualified Deferred Compensation Plan. The Company provides a match of up to 8% of the officers’ contributions into the 401(k) Plan (in the form of Company Stock) and 409A Deferred Compensation Plan, with the combined match not to exceed the lesser of 8% of the executive’s compensation or the executive’s contribution percentage.

Pay Elements—Details

Base Salary. Base salary provides our NEOs with a level of monthly income that ensures that the Company is able to attract and retain the caliber of executive talent needed to successfully operate the business. In determining base salaries, the Compensation Committee considers the executive’s qualifications and experience, scope of responsibilities within the organization and future potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at companies in the Compensation Peer Group (as discussed above in “Pay Levels and Benchmarking”), internal pay equity and the tax deductibility of base salary. Base salaries for new executives are determined by individual experience and performance, as well as planned responsibilities within the Company. The below table outlines our NEO base salaries for 2013 and 2014.

		2013 Base Salary	2014
Name	Title		Base Salary	Percentage of Increase
Michael J. McMullen (1)	Chief Executive Officer	660,000	660,000	0%
Gregory A. Wing	Vice President and Chief Financial Officer	371,000	371,000	0%
Terrell I. Ackerman	Vice President, Corporate Development	315,000	315,000	0%
Kevin G. Shiell	Vice President, Mining Operations	310,000	310,000	0%
Brent R. Wadman (2)	Vice President, Legal and Corporate Secretary	225,000	225,000	0%
Kristen K. Koss	Vice President, Human Resources and Safety	225,000	225,000	0%

(1)	Michael J. McMullen was named Chief Executive Officer December 3, 2013.
(2)	Brent R. Wadman was promoted to the position of VP, Legal and Corporate Secretary on August 6, 2013.

The Compensation Committee seeks to align our NEOs’ base salaries at approximately the median for our Compensation Peer Group. Adjustments to base salary are made annually based on individual performance or when substantive changes occur in the responsibilities of an executive. Base salaries are generally reviewed by the Compensation Committee in January or February of each year.

While there were no adjustments made to our NEOs’ base salaries in 2014, our incumbent NEOs are still within the median range of the revised Compensation Peer Group, which has a generally lower range than the 2013 group for similar positions.

Annual Bonus. Annual cash bonuses are paid pursuant to our short-term incentive plan and are set each year relative to our annual business plan. For 2013, the total annual bonus was based upon a quantitative formula, with 0% based on the Compensation Committee’s discretionary evaluation of individual and group performance. For 2013, each NEO had a threshold, target (the median) and maximum annual bonus opportunity, expressed as a percentage of base salary (with linear interpolation between opportunity percentages), as follows:

Executive Officer	Bonus at Threshold Performance Level	Bonus at Target Performance Level	Bonus at Maximum Performance Level
Chief Executive Officer (1)	47.5%	95%	190%
Vice President and Chief Financial Officer	25%	50%	100%
Vice President, Corporate Development	20%	40%	80%
Vice President, Mining Operations	20%	40%	80%
Vice President, Legal/Corporate Secretary	15%	30%	60%
Vice President, Human Resources/Safety	15%	30%	60%

(1)	Target for Michael McMullen, named CEO on December 3, 2013.

Performance targets are established at the beginning of each year. Each target has a minimum threshold, target and maximum goal, with a potential funding of between 0% and 100% of the maximum annual bonus amount. At minimum threshold performance, the annual bonus will be funded at 25% of the maximum performance level, with zero funding for performance below threshold. If performance is at the target level, the annual bonus will be funded at 50% of the maximum award.

For 2013, the performance measures underlying the annual bonus included the following, with details as to each measure provided below:

Weighting as Percentage of Total Annual Bonus
Safety	15%
Mine Production	30%
Mining Costs	15%
Recycling Operations	10%
Financial Performance	10%
Business Development	10%
Subtotal	90%
Discretionary Amount	10%
Total	100%

While the bonus award is based upon these measures, the achievement of these goals does not result in automatic payment, and instead provides context for the Compensation Committee to make a determination on payouts.

For 2013, the Compensation Committee utilized a “performance scorecard” with performance standards that relate to the Company’s annual business plan and current strategic priorities in order to determine payouts of annual bonuses under the short-term incentive plan. The achievement of those target goals will benefit the business and its shareholders. Achievement of the goals is subject to both management performance and external economic factors. The results for 2013 are as follows:

2013 Performance Review

					Performance Ranking			Result
2013 Management Initiatives			Weight	Performance	50%	100%	200%
1.		Safety	15%

	a.	Reportable Frequency - Total SWC EE’s w/ Contractors <3.12	7.5%	3.36	3.75%	7.5%	15%	0.0%

					3.27	3.12	2.97
	b.	CORESafety Modules	2.5%	8	1.25%	2.5%	5%	5.0%

					5	6	8
	c.	New Hire Follow up (est. 300 employees) Documented interactive sessions	2.5%	209	1.25%	2.5%	5%	3.0%

					150	200	250
	d.	Compliance - Reduce MSHA Citations Received 356 citations in 2012	2.5%	323	1.25%	2.5%	5%	2.1%

					329	320	311
2.		Mine Production	30%

	a.	Mine Production: SWM = 375,131 ozs & EBM = 131,998 ozs	15%	523,885	7.5%	15%	30%	25.0%

					481,650	507,000	532,350
	b.	Primary Development - 37,600 feet (28,000 ft @ SWM & 9,600 ft @ EBM w/ TBM)	5%	35,700	2.5%	5%	10%	0.0%

					35,720	37,600	39,480
	c.	Miner 3 Training Program Support for growth plan - critical	2.5%	46	1.25%	2.5%	5%	3.0%

					40	45	50
	d.	Kiruna Stage 2 - completion Haulage support for Far West growth	2.5%	Completed	1.25%	2.5%	5%	5.0%

				10/4/2013	12/15/2013	11/15/2013	10/15/2013
	e.	Blitz TBM - 5,382 Feet of TBM advance Planning for two TBM crews	2.5%	4,398	1.25%	2.5%	5%	0.0%

					5,112	5,382	5,651
	f.	Simpson Creek Raise Key component of EBM growth	2.5%	Completed	1.25%	2.5%	5%	5.0%

				8/1/2013	12/31/2013	11/30/2013	10/31/2013
3.		Mining Costs	15%

				573	7.5%	15%	30%	30.0%

	a.	Gross Mining Costs $610 per ounce			$641	$610	$580
4.		Metallurgical Complex - Recycling	10%

	a.	Recycling - 7,300 Tons Processed Per Year	5%	9,285	2.5%	5%	10%	10.0%

					6,570	7,300	8,030
	b.	Complete Furnace #2 Rebuild	2.5%	15 weeks	1.25%	2.5%	5%

					12 weeks	11 weeks	10 weeks	0.0%
	c.	Improve Recovery from Slag	2.5%	Below	1.25%	2.5%	5%	0.0%

				Threshold	65%	75%	85%
5.		Financial Performance	10%

	a.	EBITDA	10%	120 MM	5%	10%	20%	20.0%

					92	97	102

					Performance Ranking			Result
2013 Management Initiatives			Weight	Performance	50%	100%	200%
6.		Business Development	10%

	a.	Marathon Project	3%		1.5%	3%	6.0%	0.0%
		Complete Public Panel Review process by December 2013; Complete Feasibility Study by October 2013 (Judgment)	2%	Not Completed on Time	1%	2%	4%	0.0% (1)

		Complete 2013 Exploration footage at or under cost per meter		Completed at Budget	10% over	Budget	10% under

	b.	Altar Project Complete 2013 Drill Program footage at or under cost per meter	2.5%	Completed	1.25% 10% over	2.5% Budget	5% 10% under	0.0% (1)
			2.5%	at Budget	1.25%	2.5%	5%	0.0%
		Complete updated Technical Report Altar Project by September 2013		Not Completed on Time	10/31/2013	9/30/2013	8/31/2013
		Sub total	90%					108.0%

7.		Board Discretionary Amount	10%	Committee Discretion	Judgment			0%

		Total as Percent of Target	100%					108.0%

(1)	For the Business Development objectives, the Compensation Committee chose to apply negative discretion, despite achievement of a portion of these objectives, due to the lack of demonstrated feasibility resulting in the impairment charges described earlier.

For the targets established for 2013, the management group achieved a result of 108% of target performance with respect to the quantitative component of the short-term incentive plan. With respect to the discretionary component, the Compensation Committee determines the appropriate annual bonus award if any, given the levels of performance. The Compensation Committee’s discretionary range is 0% to 20%. For 2013, the Compensation Committee determined that the appropriate discretionary award was 0%. The quantitative score of 108% added to the discretionary award of 0% resulted in a payout of 108% of target for each NEO (other than Francis R. McAllister, who retired from the Company on June 7, 2013), as set forth below:

		Short Term Incentive Plan Target Annual Bonus
	2013 Base Salary	Target Bonus %	Quantitative Component	Discretionary Component	Bonus (1) (%)	Bonus ($)
M. McMullen	$660,000	95.0%	100.00%	0.0%	100.00%	$48,000	(2)
G. Wing	$371,000	50.0%	108.02%	0.0%	108.02%	$200,000
T. Ackerman	$315,000	40.0%	108.02%	0.0%	108.02%	$136,000
K. Shiell	$310,000	40.0%	108.02%	0.0%	108.02%	$134,000
B. Wadman	$225,000	30.0%	108.02%	0.0%	108.02%	$73,000
K. Koss	$225,000	30.0%	108.02%	0.0%	108.02%	$73,000

(1)	Multiplier is 1.0802 of target, except as noted below.
(2)	Per his employment agreement, Michael J. McMullen’s Bonus was set at 100% of target and prorated based on date of hire.

Long-Term Incentive. In early 2011, we established performance awards under our long-term incentive plan that paid out in grants of performance restricted stock units in February 2012 based on the Company’s pre-determined targets in respect of 2011 (“Performance Restricted Stock Units”). The earned Performance Restricted Stock Units will vest in thirds over a three-year period, provided that the executive remains employed through the vesting date. The grant date value of the Performance Restricted Stock Units earned in February 2012 for 2011 performance is represented on the Summary Compensation Table under the Stock Awards column.

We also established performance awards under our long-term incentive plan in 2012 to executives that paid out in grants of Performance Restricted Stock Units in February 2013. Similar to the 2011 Performance Restricted Stock Units, the 2012 Performance Restricted Stock Units were earned based on the Company’s performance against pre-determined performance targets in respect of 2012. Such Performance Restricted Stock Unit awards were earned in early 2013 based on a quantitative formula, and the earned award will vest in thirds over a three-year period, provided that the executive remains employed through the vesting date. Performance Restricted Stock Units were the primary long-term incentive awards within the total compensation package for 2012.

The Compensation Committee sets specific performance objectives under the long-term incentive plan at the beginning of each fiscal year. The number of Performance Restricted Stock Units granted with respect to each performance cycle depends on achievement of specific performance factors, which include safety, mine production, mining costs and strategic objectives. Strategic objectives include cash and financing activities, recycling operations and other pre-determined project strategic actions.

The LTI award:

•	Rewards executives for achievement of pre-determined business goals, as summarized in the long-term incentive scorecard (“LTI Scorecard”), which is outlined below.

•	Aligns the interests of executives with those of our shareholders.

•	Retains key executives, assists in compliance with the Company’s requirements for executive stock ownership, and focuses the management team on increasing value for the shareholders.

In determining the target value of Performance Restricted Stock Units to be granted to our NEOs, the Compensation Committee takes into account each individual’s:

(1)	market competitive award levels for the position,

(2)	scope of responsibility,

(3)	ability to affect profits and shareholder value,

(4)	historic and recent performance, and

(5)	the value of Performance Restricted Stock Unit grants in relation to other elements of total compensation.

For 2013, target Performance Restricted Stock Unit values for each of our NEOs ranged from 100% to 230% of annual base salary, as follows:

Name	Target Performance Restricted Stock Value Percentage of Base Salary
Michael J. McMullen	230	% (1)
Gregory A. Wing	140%
Terrell I. Ackerman	100%
Kevin G. Shiell	100%
Brent R. Wadman	40%
Kristen K. Koss	40%

(1)	Per his employment agreement, for 2013, in lieu of an LTIP award, Mr. McMullen was awarded 23,000 restricted stock units that will vest ratably over three years.

Each of the performance objectives for 2013 (the “2013 LTI Scorecard”) and the actual performance results for 2013 are set forth below:

Factor	Weight	LTI Scorecard	Final Result (% of target)
Safety	20%	67.3%	13.5%
Mine Production	20%	113.3%	22.7%
Mining Costs	20%	150.0%	30.0%
Recycling & BD	20%	50.0%	10.0%
EBITDA (1)	10%	150.0%	15.0%
Absolute TSR (1)	10%	0.0%	0.0%
Total	100%		91.1%

(1)	In the 2013 CD&A, these measures were aggregated with a single weighting of 20%.

The 2013 Performance Restricted Stock Unit awards have threshold, target and maximum performance and payout opportunities. Threshold achievement of performance goals will yield 50% of the target opportunity, while maximum achievement of performance goals will yield 150% of the target opportunity. The number of Performance Restricted Stock Units is interpolated for achievement between threshold and target levels and between target and maximum award levels.

The 2013 LTI Scorecard yielded a final result of 91.1% of target Performance Restricted Stock Unit opportunity. As a result, on March 4, 2014, the Board of Directors granted the following number of Performance Restricted Stock Units to the NEOs, determined by dividing the Performance Restricted Stock grant value by the 90 calendar day average share price as of March 3:

Performance Restricted Stock Units Granted for 2013 Performance
Named Executive Officer	Target Performance Restricted Unit Opportunity	2013 LTI Scorecard Result (% of target)	Performance Restricted Stock Unit Value Earned (Target Performance Restricted Stock Unit Opportunity x 2013 LTI Scorecard Result)	Number of Performance Stock Units Granted in February 2014 (1)
Michael J. McMullen	$1,518,000	91.1%	—		(2)
Gregory A. Wing	$519,400	91.1%	$473,173	39,151
Terrell I. Ackerman	$315,000	91.1%	$286,965	23,744
Kevin G. Shiell	$310,000	91.1%	$282,410	23,367
Brent R. Wadman	$90,000	91.1%	$81,990	6,784
Kristen K. Koss	$90,000	91.1%	$81,990	6,784

(1)	This amount is determined using the 90 calendar day average closing share price as of March 3, 2014, of $12.086.
(2)	Per his employment agreement, for 2013, in lieu of an LTIP award, Mr. McMullen was awarded 23,000 restricted stock units that will vest ratably over three years.

These 2014 grant amounts (which are considered as part of the 2013 total compensation package) are not reflected in the 2013 Summary Compensation Table as they did not have a grant date fair value for fiscal year 2013. The value reflected under the Stock Awards column in the Summary Compensation Table is the 2013 grant date value of Performance Restricted Stock Units earned for 2012 performance against the 2012 LTI Scorecard. The threshold, target and maximum values of the Performance Restricted Stock Units that could have been earned with respect to 2013 performance are disclosed in the 2013 Grant of Plan Based Awards Table. The table below provides a three-year history of grant date Performance Restricted Stock Unit awards earned for performance against the annual LTI Scorecard.

Three-Year History of Performance Restricted Stock Unit Opportunity and Grant Value
	Grant Year (1)	LTI Scorecard Result (% of Target)	Named Executive Officer	Target LTI Opportunity		Earned Value (2)		Grant Value (3)
Performance Year				% Salary	$	$	% of Target
2013	2014	91.1%	M. McMullen (4)	230%	—	—	—	—
			G. Wing	140%	519,400	473,173	91.1%	485,598
			T. Ackerman	100%	315,000	286,965	91.1%	294,500
			K. Shiell	100%	310,000	282,410	91.1%	289,826
			B. Wadman	40%	90,000	81,990	91.1%	84,143
			K. Koss	40%	90,000	81,990	91.1%	84,143
2012	2013	120%	F. McAllister	300%	$2,151,000	$2,581,610	120%	$3,075,520
			G. Wing	140%	$490,000	$588,091	120%	$700,603
			T. Ackerman	100%	$300,000	$360,057	120%	$428,942
			K. Shiell	100%	$295,000	$354,051	120%	$421,787
2011	2012	111%	F. McAllister	400%	$2,732,000	$3,032,516	111%	$3,600,712
			G. Wing	140%	$462,000	$512,818	111%	$608,903
			J. Stark	150%	$547,500	$607,723	111%	$721,591
			T. Ackerman	100%	$275,000	$305,244	111%	$362,437
			K. Shiell	100%	$235,000	$260,853	111%	$309,728

(1)	Grants are made in February of each year based on the prior year LTI scorecard results.
(2)	90-day trailing average through the date the Compensation Committee approves the payout result.
(3)	The grant date value is the actual compensation expense recognized by the Company based on the closing stock price on the grant date.
(4)	Per his employment agreement, for 2013, in lieu of an LTIP award, Mr. McMullen was awarded 23,000 restricted stock units that will vest ratably over three years.

2014 Performance Restricted Stock Units

In early 2014, the Compensation Committee established and communicated to our NEOs the threshold, target and maximum award opportunities for grants of Performance Restricted Stock Units under the new long-term incentive plan.

The table below illustrates the approximate threshold, target and maximum value of Performance Restricted Stock Units that the NEOs can earn based on new performance criteria through 2016:

		Performance Restricted Stock Units Opportunity for 2014 (Approximate calculation)
Named Executive Officer	2014 Base Salary	Threshold (1)	Target		Maximum (2)
Michael J. McMullen	$660,000	$379,500	$1,518,000		$2,656,500
			(230% base	)
Gregory A. Wing	371,000	129,850	519,400		908,950
			(140% base	)
Terrell I. Ackerman	315,000	78,750	315,000		551,250
			(100% base	)
Kevin G. Shiell	310,000	77,500	310,000		542,500
			(100% base	)
Brent R. Wadman	225,000	22,500	90,000		157,500
			(40% base	)
Kristen K. Koss	225,000	22,500	90,000		157,500
			(40% base	)

(1)	Threshold value represents 25% of target value. These calculations do not include subsequent vesting of time-based incentive awards.
(2)	Maximum value represents 175% of target value. These calculations do not include subsequent vesting of time-based incentive awards.

The 2014 LTI Scorecard established by management and approved by the Compensation Committee includes the following performance measures and weights:

We note that the reporting of our LTI program will change pursuant to SEC disclosure rules.

Impact of Tax and Accounting

Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million paid to the Company’s chief executive officer and next three highest paid executives (other than the CFO). We review compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it necessary to preserve needed flexibility in recognizing and rewarding desired performance and when it is in the best interests of the Company to do so. Our 2012 Equity Incentive Plan permits grants of stock options, restricted stock (time or performance-based), restricted stock units and stock appreciation rights that may qualify for the performance based exception of Section 162(m), subject to other requirements.

As a general matter, we always take into account the various tax and accounting implications of compensation vehicles employed by the Company. When determining amounts of long-term incentive grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under FASB ASC Topic 718, grants of stock options, restricted stock (time-based or performance-based), restricted stock units and other share-based payments result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued. For Performance Restricted Stock Units (our predominant instruments for executives), the cost is equal to the fair value of the stock on the date of grant times the number of shares or units granted. This expense is amortized over the requisite service period, or vesting period of the instruments.

Stock Ownership Guidelines

Independent Directors Guidelines

In February 2013, the Board adopted stock ownership guidelines for Directors. These guidelines provide that, on or before December 31, 2017, all Directors are required to acquire (and thereafter maintain ownership of) a minimum number of shares of Common Stock with a value equal to two times the annual base cash retainer in place. Previously, the guideline for minimum ownership was $100,000.

In addition, within five years of their respective appointments, all newly-appointed Directors are required to acquire (and thereafter maintain ownership of) a minimum number of shares of Common Stock with a value equal to two times the annual base cash retainer payable to the independent Directors.

Named Executive Officers

In February 2013, the Board adopted stock ownership guidelines for the NEOs and other officers to align the interests of our executives with the long-term interests of shareholders. The initial salary multiple guideline for the CEO was revised later in the year based on the competitive assessment of peer executive pay program practices. The guidelines below reflect the most prevalent peer ownership multiples.

Executive Stock Ownership Guidelines
Executive	Salary Multiple
Chief Executive Officer *	3 times base salary
Chief Financial Officer	1 times base salary
Vice Presidents of the Company	1 times base salary

*	The CEO guideline was changed from 5x salary to 3x salary based on peer prevalent practices

Current executives and newly appointed officers in any of the above positions have five years to acquire the ownership required by the guidelines. In the event of an increase in an executive’s base salary, he or she will have one year from the time of the increase to acquire any additional shares needed to meet these guidelines. Shares counting toward the guidelines include:

•	Shares owned jointly with, or separately, by the executive’s immediate family members

•	Shares held in trust for the executive or immediate family members

•	Shares held through any Stillwater-sponsored plan such as an employee stock purchase plan, a qualified retirement plan and/or a supplemental executive retirement plan

•	50% of unvested RSUs (after deduction of applicable federal and state taxes)

The stock price used to determine compliance with the ownership guidelines is either the greater of the then current market price or the closing price of a share of Stillwater’s common stock on the acquisition date.

As of February 8, 2014, all NEOs were in compliance with this policy.

Hedging Policy

The Company maintains a policy that prohibits executives from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception exists if the executive requests prior approval from the Company to pledge securities as collateral for a loan (but not for margin accounts) and the executive can demonstrate the financial capacity to repay the loan without resorting to the pledged securities. Currently, no executives have any Company securities pledged for such a loan.

Recoupment Policy

In early 2013, we adopted a claw-back policy in anticipation of the finalization of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Under our new policy, in the event that the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement, the Company may recover from any current or former executive officer of the Company, the amount of certain incentive-based compensation in excess of what would have been paid or granted to that executive officer under the circumstances reflected by the accounting restatement. This policy applies to any incentive based compensation paid to an executive officer within the three year period preceding the date of the restatement. When final rules under Section 954 are adopted, this policy will be amended to so comply, as needed.

Timing and Pricing of Equity Grants

Stillwater Mining Company has adopted a program wherein Performance Restricted Stock Units are granted with the following provisions related to the timing of such grants:

•	The grant date for all inducement grants is the date an officer becomes an employee.

•	Stillwater Mining Company executives do not have any role in selecting the grant date.

•	The 2013 Performance Restricted Stock Units vest in thirds over a three year period.

•	Performance Restricted Stock Units are promptly announced on a Form 4.

We have utilized a 90-day closing price stock averaging formula in determining annual equity grants of Performance Restricted Stock Units since 2005. The ending date of the 90-day average is the date of Compensation Committee approval, which is also the effective date of the grant. This formula and the above timing and pricing considerations are subject to change given the adjustments to our executive compensation programs going forward.

Consideration of Prior Amounts Realized

In accordance with the Company’s philosophy of rewarding executives for future superior performance, prior stock compensation gains are not considered in setting future compensation levels.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Stillwater Mining Company has reviewed and discussed with the Company’s management the section entitled “Compensation Discussion and Analysis” to be included in the Company’s 2014 Annual Meeting Proxy Statement. Based on the review and discussion referred to above, the Compensation Committee has recommended to the Company’s Board of Directors, and the Board of Directors has approved, such section to be included in the Proxy Statement.

Charles Engles, Chairman

Patrice E. Merrin

Gary A. Sugar

2013 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by, awarded to or paid to each of our NEOs during 2011, 2012 and 2013.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary (1) (2) ($)	Bonus (3) ($)	Stock Awards (4) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (5) ($)	Total ($)
Michael J. McMullen (6)	2013	51,333	0	0		48,000	43,103	142,436
Chief Executive Officer

Francis R. McAllister (7)	2013	753,000	0	3,075,520		0	954,847	4,783,367
Chairman of the Board and	2012	717,000	75,316	3,600,712		638,684	89,548	5,121,260
Chief Executive Officer	2011	683,000	70,882	4,301,245		510,118	65,531	5,630,776

Gregory A. Wing	2013	371,000	0	700,603		200,000	11,889	1,283,492
Vice President and	2012	350,000	26,266	608,903		222,734	10,055	1,217,958
Chief Financial Officer	2011	330,000	19,642	716,645		141,358	9,690	1,217,335

Terrell I. Ackerman (8)	2013	386,214	0	428,942		136,000	59,916	1,011,072
Vice President,	2012	300,000	18,038	362,437		152,962	45,805	879,242
Corporate Development	2011	275,000	16,348	373,968		117,652	31,600	814,568

Kevin G. Shiell	2013	310,000	0	421,787		134,000	58,939	924,726
Vice President,	2012	295,000	17,722	309,728		150,278	48,850	821,578
Mining Operations	2011	235,000	13,908	341,325		100,092	26,131	716,456

Brent R. Wadman (9)	2013	183,839	55,458	47,426		0	24,348	311,071
Vice President, Legal and
Corporate Secretary

Kristen K. Koss	2013	225,000	0	120,104		73,000	38,879	456,983
Vice President, Human Resources and Safety

(1)

Amounts include non-qualified plan deferrals of $136,600, $143,400 and $91,164 for Francis R. McAllister, $27,500, $30,000 and $19,311 for Terrell I. Ackerman and $0, $5,900, $14,600 for Kevin G. Shiell for 2011, 2012 and 2013, respectively.

(2)	Amounts include December deferrals not transferred until January of the following year of $5,692, $5,975 and $0 for Francis R. McAllister, $1,146, $1,250 and $656 for Terrell I. Ackerman and $0, $246 and $258 for Kevin G. Shiell for 2011, 2012 and 2013 respectively.
(3)	Reflects amounts payable pursuant to our Short-Term Incentive Program, as discussed more fully in the “Compensation Discussion and Analysis” above. The discretionary portion is reflected in the “Bonus” column, while the amounts reflected in the “Non-Equity Incentive Plan Compensation” column are pursuant to the formula based portion. In 2011 a 12.2% discretionary portion was calculated, in 2012 a 15% discretionary portion was calculated and in 2013 there was no discretionary portion. Payments made to Brent A.Wadman were made prior to his promotion to VP, Legal and Corporate Secretary on August 6, 2013 and thus were discretionary.
(4)	Represents the grant date fair value of performance restricted stock units awarded to each NEO in 2011, 2012 and 2013 in respect of performance in 2010, 2011 and 2012, respectively, computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of awards made in 2011, 2012 and 2013 are detailed in our quarterly reports on Form 10-Q filed in 2010, 2011 and 2012, respectively.
(5)	The amounts in the “All Other Compensation” column for 2013 are detailed below:

	Excess Life Insurance Premium	401(k) Match	409A Match	Vehicle	Retirement Payment	Relocation	Total
McMullen	0	0	0	0	0	43,103	43,103
McAllister	2,575	20,400	32,641	6,446	892,785	0	954,847
Wing	5,453	0	0	6,436	0	0	11,889
Ackerman	4,574	20,400	24,182	10,760	0	0	59,916
Shiell	2,928	20,400	17,840	17,771	0	0	58,939
Wadman	396	15,250	0	8,702	0	0	24,348
Koss	2,051	20,400	4,800	11,628	0	0	38,879

(6)	Michael J. McMullen was named Chief Executive Officer on December 3, 2013, this table excludes compensation received as a Director prior to December 3, 2013.
(7)	Francis R. McAllister retired from the Company on June 7, 2013.
(8)	Terrell I. Ackerman served as Interim Chief Executive Officer for the portion of 2013 subsequent to the retirement of Frank R. McAllister and received additional compensation for these duties.
(9)	Brent R. Wadman was promoted to the position of VP, Legal and Corporate Secretary on August 6, 2013.

On June 7, 2013, Francis R. McAllister retired as Stillwater’s Chief Executive Officer and director. In connection with his retirement, Mr. McAllister entered into a Severance and General Release Agreement with Stillwater Mining Company (the “Severance Agreement”) on June 7, 2013. The Severance Agreement provided that Mr. McAllister release Stillwater of all claims, including any severance or other financial obligations that Stillwater had under the Employment Agreement between Stillwater Mining Company and Mr. McAllister, dated July 17, 2001, as amended (the “2001 Employment Agreement”). The Severance Agreement further provided that Mr. McAllister was entitled to the following payments: (1) all base salary and accrued but unpaid bonus amounts (if any) earned through June 6, 2013; (2) reimbursement of all expenses payable in accordance with past practices; (3) an amount equal to Mr. McAllister’s accrued and unused vacation and personal holiday pay; (4) an amount equal to Mr. McAllister’s 2013 bonus prorated for the number of days he worked in 2013; (5) a severance amount of $2,560,200, equal to two times Mr. McAllister’s salary and bonus, paid over the course of 24 months; and (6) an amount equal to the employer’s cost of health insurance for a period of 24 months. In addition, any unvested Restricted Stock Units remaining under the Restricted Stock Unit Agreements between Mr. McAllister and Stillwater Mining Company dated January 14, 2011, February 17, 2011 and February 17, 2012 would vest. Pursuant to the terms of the Severance Agreement, Mr. McAllister agreed to abide by covenants relating to the non-competition, non-solicitation, and confidentiality and trade secrets provisions of the “2001 Employment Agreement.” The non-competition and non-solicitation covenants are in effect for one year following his separation of service date.

2013 GRANTS OF PLAN-BASED AWARDS

The following table sets forth the grants of plan-based awards made in 2013 to each of our NEOs.

GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive (2)			All Other Number of Stock or Units (#) (3)	Grant Date Fair Value of Stock Award ($) (4)
Name	Grant Date (3)	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Michael J. McMullen (5)		313,500	627,000	1,254,000	759,000	1,518,000	2,277,000
Francis R. McAllister (6)	2/8/2013	263,550	527,100	1,054,200	1,129,500	2,259,000	3,388,500	214,921	3,075,520
Gregory A. Wing	2/8/2013	92,750	185,500	371,000	259,700	519,400	779,100	48,959	700,603
Terrell I. Ackerman	2/8/2013	63,000	126,000	252,000	157,500	315,000	472,500	29,975	428,942
Kevin G. Shiell	2/8/2013	62,000	124,000	248,000	155,000	310,000	465,000	29,475	421,787
Brent R. Wadman (7)	3/5/2013	33,750	67,500	135,000	25,800	51,600	77,400	3,897	47,426
Kristen K. Koss	2/8/2013	33,750	67,500	135,000	45,000	90,000	135,000	8,393	120,104

(1)	Reflects the range of possible payouts under the Short-Term Incentive Program to each NEO.
(2)	Represents the range of potential value of restricted stock units to be earned under the terms of the Long-Term Incentive Compensation Program by each NEO based upon performance in 2013, as discussed more fully in the “Compensation Discussion and Analysis.” The values represented in these columns reflect values communicated to participants in early 2013 as part of the Company’s incentive award plan.
(3)	Represents performance restricted stock units granted on February 8, 2013 under the terms of our Long-Term Incentive Compensation Program in respect of each NEO’s performance in 2012. Due to the Change-In-Control during 2013, these shares vested on May 7, 2013.
(4)	Represents the grant date fair value of performance restricted stock units granted in respect of each NEO’s performance in 2012, computed in accordance with FASB ASC Topic 718.
(5)	Michael J. McMullen was named Chief Executive Officer on December 3, 2013. Per his employment agreement, for 2013, his Non-equity Incentive Plan Award was set at 100% of target and prorated based on date of hire, and in lieu of an LTIP award, Mr. McMullen was awarded 23,000 restricted stock units that will vest ratably over three years.
(6)	Francis R. McAllister retired from the Company on June 7, 2013.
(7)	Brent R. Wadman was promoted to the position of VP, Legal and Corporate Secretary on August 6, 2013; “Estimated Possible Payouts Under Equity Incentive Plan Rewards” reflects prior year targets.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information with respect to the NEOs concerning the number and value of unexercised options and unvested performance restricted stock units held as of December 31, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1) (#)	Market Value Shares or Units of Stock That Have Not Vested (2) (#)
Michael J. McMullen (3)	0	0	0	0	23,000	283,820
Francis R. McAllister (4)	0	0	0	0	0	0
Gregory A. Wing	30,000	0	$14.36	3/22/2014	0	0
Terrell I. Ackerman	0	0	0	0	0	0
Kevin G. Shiell	0	0	0	0	0	0
Brent R. Wadman (5)	10,000	0	$19.05	11/29/2020	0	0
Kristen K. Koss	0	0	0	0	0	0

(1)	Amount includes 23,000 restricted stock units awarded to Michael J. McMullen upon being named Chief Executive Officer on December 3, 2013.
(2)	Fair Value is based on the December 31, 2013 closing price of $12.34.
(3)	Michael J. McMullen was named Chief Executive Officer on December 3, 2013.
(4)	Francis R. McAllister retired from the Company on June 7, 2013.
(5)	Brent R. Wadman was promoted to the position of VP, Legal and Corporate Secretary on August 6, 2013.

2013 OPTION EXERCISES AND STOCK VESTED

The following table sets forth the performance restricted stock units that vested during 2013 for each of our NEOs. No options were exercised by the NEOs in 2013.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Michael J. McMullen (2)	0	0	5,586	69,322
Francis R. McAllister	0	0	839,590	10,897,439
Gregory A. Wing	0	0	169,869	2,228,393
Terrell I. Ackerman	0	0	100,600	1,319,732
Kevin G. Shiell	0	0	63,687	805,990
Brent R. Wadman	0	0	5,661	71,232
Kristen K. Koss	0	0	15,991	203,492

(1)	Value realized is determined based on the market value of the underlying shares as of the vesting date.
(2)	May 2, 2013 Director grant.

2013 Changes in Control

In 2013, the Company experienced a unique and unforeseen occurrence in that there were two independent Changes in Control. While the Company’s 2004 and 2012 equity plans outline multiple possible scenarios in which such a Change might occur, the following language, similar in documents in both plans, applied to the circumstances of the most recent year: “During any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.”

In these combined events, the composition of our board changed to reflect the fact there was no longer such a majority, and thus triggered a lapse on all remaining restrictions for all outstanding Restricted Stock Units (“RSUs”) which were covered by plan documents and grant agreements containing the Change in Control language. This ‘single trigger’ produced an end result where all of our NEOs whose employment began prior to these Changes in Control were left with no unvested RSUs. This is reflected in the tables above titled 2013 Outstanding Equity Awards at Fiscal Year-End and 2013 Options Exercises and Stock Vested.

PENSION BENEFITS

We do not sponsor or maintain a defined benefit pension plan for the benefit of the NEOs.

2013 NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth the non-qualified deferred compensation paid to the NEOs in 2013.

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance in Last FYE ($)
Michael J. McMullen	0	0	0	0	0
Francis R. McAllister	91,164	32,641	325,359	(1,259,852)	541,457
Gregory A. Wing	0	0	0	0	0
Terrell I. Ackerman	94,428	24,182	18,575	(239,710)	35,632
Kevin G. Shiell	14,600	17,840	3,641	(36,331)	19,033
Brent R. Wadman	0	0	0	0	0
Kristen K. Koss	0	4,800	(101)	(4,144)	4,786

(1)	Amounts have been previously reported in the “Salary” column of the Summary Compensation Table.
(2)	Amounts have been previously reported in the “All Other Compensation” column of the Summary Compensation Table.

In February 2006, Stillwater Mining Company adopted the 409A Non-qualified Deferred Compensation Plan, providing each executive officer an opportunity to make pre-tax deferrals to the plan of up to 60% of their base salary, up to 100% of their cash bonus, and up to 100% of any restricted stock unit awards granted. Deferral elections are irrevocable and effective for a full plan year. In addition, the Company will credit the executive officer with “matching” contributions of up to 8% of their compensation, offset by any match the officer has received from the Company and contributed to the qualified 401(k) plan on the executive officer’s behalf. The executive officer’s deferrals are always 100% vested, while the Company’s matching contributions are 100% vested after one year of service. Accounts are credited with earnings or losses equal to certain investment options available through the plan. Contributions may be, as selected by the officer, allocated to certain accounts and distributed upon:

•	Retirement

•	In-Service account date

•	Separation from service (other than retirement, disability or death)

•	Disability or death

•	An unforeseeable emergency

•	A change-in-control of the Company

The executive officer must elect the distribution method, either lump sum or annual installments, for each account (Retirement and In-Service accounts) at the time the account is first established. All other distributions are made in a lump-sum payment, and changes to the time and form of a payout election may only be made by making a re-deferral election pursuant to Internal Revenue Code 409A (“IRC 409A”).

This plan is intended to comply with IRC 409A and as such, all executive officer and company contributions remain assets of the Company and subject to creditors, until such time distribution is made to the executive officer.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following tables quantify benefits to which each NEO would be entitled under certain termination or change in control (“CIC”) events, in each case as if the termination or CIC event occurred on December 31, 2013.

Michael J. McMullen

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Early Retirement	Normal Retirement	Disability	Death	CIC (no termination)	Termination for Under- Involuntary or or more than 24 months after CIC, or Non-Renewal	Termination performance Good Reason Good Reason Prior to CIC or more than 24 months after CIC	with prior to CIC Termination upon or within 24 months after CIC

Severance Payments
Base Salary	—	—	—	—	—	—	—	$1,320,000	$1,320,000	$1,320,000
Short-Term Incentive	—	—	—	—	—	—	—	$1,254,000	$1,254,000	$1,254,000
Pro-Rata Bonus (1)	—	—	—	—	—	—	—	—	—	—

Value of Unvested Equity Awards and Accelerated Options	—	—	—	—	—	—	—	—	—	—
Options	—	—	—	—	—	—	—	—	—	—
Restricted Stock Units (2)	—	—	—	—	$283,820	$283,820	—	$47,303	$283,820	$283,820
Performance Shares	—	—	—	—	—	—	—	—	—	—

Value of Perquisites and Benefits
Accrued Vacation	$76,154	$76,154	$76,154	$76,154	$76,154	$76,154	—	$76,154	$76,154	$76,154
Health & Welfare Benefit Continuation	—	—	—	—	—	—	—	$31,679	$31,679	$31,679
Payout of 401(K) Balance (3)	—	—	—	—	—	—	—	—	—	—
Payout of 409(A) Balance (3)	—	—	—	—	—	—	—	—	—	—
Death Benefit (4)	—	—	—	—	—	$600,000	—	—	—	—
Relocation Return to Perth, Australia	$48,598	$48,598	$48,598	$48,598	$48,598	$48,598	—	$48,598	$48,598	$48,598

280G Impact
Gross-Up	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

	$124,752	$124,752	$124,752	$124,752	$408,572	$1,008,572	$—	$2,777,734	$3,014,251	$3,014,251

(1)	Assumes executive was terminated on December 31, 2013, and was fully entitled to 2013 bonus which is reflected in the Summary Compensation Table.
(2)	Value is based on the December 31, 2013 closing price of $12.34.
(3)	Amounts include executive’s contributions and Company match and are or have been disclosed previously in our current Summary Compensation Table as well as prior year’s Summary Compensation Tables.
(4)	Effective January 1, 2012, the maximum AD&D benefit increased from $50,000 to $300,000.

Gregory A. Wing

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Normal Retirement	Death	Termination without Cause or with Good Reason Prior to CIC or more than 24 months after CIC or Non-Renewal

Severance Payments
Base Salary	0	0	0	$91,479	$371,000
Short-Term Incentive	0	0	0	0	185,500
Pro-Rata Bonus (1)	0	0	0	0	0

Value of Unvested Equity Awards and Accelerated
Options	0	0	0	0	0
Restricted Stock Units (2)	0	0	0	0	0
Performance Shares	0	0	0	0	0

Value of Perquisites and Benefits
Accrued Vacation	$42,808	$42,808	$42,808	$42,808	$42,808
Health & Welfare Benefit Continuation	0	0	0	0	$15,843
Payout of 401(K) Balance (3)	0	0	0	0	0
Payout of 409(A) Balance (3)	0	0	0	0	0
Death Benefit (4)	0	0	0	$600,000	0

280G Impact
Gross-Up	n/a	n/a	n/a	n/a	n/a

	$42,808	$42,808	$42,808	$780,027	$429,651

(1)	Assumes executive was terminated on December 31, 2013, and was fully entitled to 2013 bonus which is reflected in the Summary Compensation Table.
(2)	Value is based on the December 31, 2013 closing price of $12.34.
(3)	Amounts include executive’s contributions and Company match and are or have been disclosed previously in our current Summary Compensation Table as well as prior year’s Summary Compensation Tables.
(4)	Effective January 1, 2012, the maximum AD&D benefit increased from $50,000 to $300,000.

Terrell I. Ackerman

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Normal Retirement	Death	Termination without Cause or with Good Reason Prior to CIC or more than 24 months after CIC or Non-Renewal

Severance Payments
Base Salary	0	0	0	$77,671	$315,000
Short-Term Incentive	0	0	0	0	$126,000
Pro-Rata Bonus (1)	0	0	0	0	0

Value of Unvested Equity Awards and Accelerated
Options	0	0	0	0	0
Restricted Stock Units (2)	0	0	0	0	0
Performance Shares	0	0	0	0	0

Value of Perquisites and Benefits
Accrued Vacation	$36,346	$36,346	$36,346	$36,346	$36,346
Health & Welfare Benefit Continuation	0	0	0	0	0
Payout of 401(K) Balance (3)	$676,055	$676,055	$676,055	$676,055	$676,055
Payout of 409(A) Balance (3)	$35,632	$35,632	$35,632	$35,632	$35,632
Death Benefit (4)	0	0	0	$600,000	0

280G Impact
Gross-Up	n/a	n/a	n/a	n/a	n/a

	$748,033	$748,033	$748,033	$1,425,704	$1,189,033

(1)	Assumes executive was terminated on December 31, 2013, and was fully entitled to 2013 bonus which is reflected in the Summary Compensation Table.
(2)	Value is based on the December 31, 2013 closing price of $12.34.
(3)	Amounts include executive’s contributions and Company match and are or have been disclosed previously in our current Summary Compensation Table as well as prior year’s Summary Compensation Tables.
(4)	Effective January 1, 2012, the maximum AD&D benefit increased from $50,000 to $300,000.

Kevin G. Shiell

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Normal Retirement	Death	Termination without Cause or with Good Reason Prior to CIC or more than 24 months after CIC or Non-Renewal

Severance Payments
Base Salary	0	0	0	0	0
Short-Term Incentive	0	0	0	0	0
Pro-Rata Bonus (1)	0	0	0	0	0

Value of Unvested Equity Awards and Accelerated
Options	0	0	0	0	0
Restricted Stock Units (2)	0	0	0	0	0
Performance Shares	0	0	0	0	0

Value of Perquisites and Benefits
Accrued Vacation	$35,769	$35,769	$35,769	$35,769	$35,769
Health & Welfare Benefit Continuation	0	0	0	0	0
Payout of 401(K) Balance (3)	$563,605	$563,605	$563,605	$563,605	$563,605
Payout of 409(A) Balance (3)	$19,033	$19,033	$19,033	$19,033	$19,033
Death Benefit (4)	0	0	0	$600,000	0

280G Impact
Gross-Up	n/a	n/a	n/a	n/a	n/a

	$618,407	$618,407	$618,407	$1,218,407	$618,407

(1)	Assumes executive was terminated on December 31, 2013, and was fully entitled to 2013 bonus which is reflected in the Summary Compensation Table.
(2)	Value is based on the December 31, 2013 closing price of $12.34.
(3)	Amounts include executive’s contributions and Company match and are or have been disclosed previously in our current Summary Compensation Table as well as prior year’s Summary Compensation Tables.
(4)	Effective January 1, 2012, the maximum AD&D benefit increased from $50,000 to $300,000.

Brent R. Wadman

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Normal Retirement	Death	Termination without Cause or with Good Reason Prior to CIC or more than 24 months after CIC or Non-Renewal

Severance Payments
Base Salary	0	0	0	0	0
Short-Term Incentive	0	0	0	0	0
Pro-Rata Bonus (1)	0	0	0	0	0

Value of Unvested Equity Awards and Accelerated
Options	0	0	0	0	0
Restricted Stock Units (2)	0	0	0	0	0
Performance Shares	0	0	0	0	0

Value of Perquisites and Benefits
Accrued Vacation	$17,308	$17,308	$17,308	$17,308	$17,308
Health & Welfare Benefit Continuation	0	0	0	0	0
Payout of 401(K) Balance (3)	$98,495	$98,495	$98,495	$98,495	$98,495
Payout of 409(A) Balance (3)	0	0	0	0	0
Death Benefit (4)	0	0	0	$600,000	0

280G Impact
Gross-Up	n/a	n/a	n/a	n/a	n/a

	$115,803	$115,803	$115,803	$715,803	$115,803

(1)	Assumes executive was terminated on December 31, 2013, and was fully entitled to 2013 bonus which is reflected in the Summary Compensation Table.
(2)	Value is based on the December 31, 2013 closing price of $12.34.
(3)	Amounts include executive’s contributions and Company match and are or have been disclosed previously in our current Summary Compensation Table as well as prior year’s Summary Compensation Tables.
(4)	Effective January 1, 2012, the maximum AD&D benefit increased from $50,000 to $300,000.

Kristen K. Koss

Executive Benefits and Payments Upon Termination	Voluntary Termination	For Cause Termination	Normal Retirement	Death	Termination without Cause or with Good Reason prior to CIC or more than 24 months after CIC or Non-Renewal

Severance Payments
Base Salary	0	0	0	0	0
Short-Term Incentive	0	0	0	0	0
Pro-Rata Bonus (1)	0	0	0	0	0

Value of Unvested Equity Awards and Accelerated
Options	0	0	0	0	0
Restricted Stock Units (2)	0	0	0	0	0
Performance Shares	0	0	0	0	0

Value of Perquisites and Benefits
Accrued Vacation	$25,962	$25,962	$25,962	$25,962	$25,962
Health & Welfare Benefit Continuation	0	0	0	0	0
Payout of 401(K) Balance (3)	$373,085	$373,085	$373,085	$373,085	$373,085
Payout of 409(A) Balance (3)	$4,786	$4,786	$4,786	$4,786	$4,786
Death Benefit (4)	0	0	0	$600,000	0

280G Impact
Gross-Up	n/a	n/a	n/a	n/a	n/a

	$403,833	$403,833	$403,833	$1,003,833	$403,833

(1)	Assumes executive was terminated on December 31, 2013, and was fully entitled to 2013 bonus which is reflected in the Summary Compensation Table.
(2)	Value is based on the December 31, 2013 closing price of $12.34.
(3)	Amounts include executive’s contributions and Company match and are or have been disclosed previously in our current Summary Compensation Table as well as prior year’s Summary Compensation Tables.
(4)	Effective January 1, 2012, the maximum AD&D benefit increased from $50,000 to $300,000.

EXECUTIVE COMPENSATION, OTHER COMPENSATION

AND POTENTIAL PAYMENTS INFORMATION

Employment Agreements

The Company has employment agreements with Michael J. McMullen, Gregory A. Wing, and Terrell I. Ackerman.

Michael J. McMullen. The Company entered into an employment agreement with Michael J. McMullen which became effective on December 3, 2013. The agreement has an initial term ending December 31, 2016, which term is continued for subsequent one-year periods upon written agreement of both parties. Mr. McMullen’s agreement provides for, among other things:

*	an annual base salary of $660,000.

*	a performance-based cash bonus to be determined by the Board, with a target of 95% of base salary, a maximum of which is 190% of base salary and with no guaranteed minimum payment.

If Mr. McMullen is terminated by the Company for under performance, or if he resigns voluntarily for good reason he is entitled upon signing a release of claims against the Company, to the following:

*

an amount equal to two times the average of his target and actual STIP award for the calendar year immediately preceding the resignation to be paid out in 24 equal monthly installments commencing on the

1st day of the month following the 3 month anniversary of the termination date and continuing on the 1st day of each month thereafter until paid in full. In the event Employer terminates Executive’s employment for under performance or Executive resigns for Good Reason during 2014, Executive shall receive an amount equal to two times his target STIP bonus for 2014;

*	an amount equal to two times his annual base salary as in effect as of the date of his termination, which amount will be paid in equal installments over 24 months commencing on the 1st day of the month following the 3 month anniversary of the termination date;

*	an amount equal to 18 months of Executive’s cost to continue group medical coverage pursuant to the federal law commonly known as COBRA, 29 U.S.C. §1162, et seq., provided that Executive is eligible for and elects such continuation coverage, and provided that such amount will be subject to all required federal and state deductions and withholdings.

The Company maintains customary directors’ and officers’ liability insurance covering its directors and officers.

Gregory A. Wing. Gregory A. Wing’s employment agreement became effective on March 22, 2004, and had an initial term ending on March 21, 2005. The agreement is to be continued from year to year unless altered or terminated; provided that, following a change in control, the term will continue for no less than 24 additional months. The agreement provides for:

*	an initial base salary of $240,000 which was increased to $250,000 on January 1, 2005, increased to $262,500 on January 1, 2006, increased to $275,000 on January 1, 2007, increased to $290,000 on January 1, 2008, increased to $302,000 on January 1, 2010, increased to $330,000 on January 1, 2011, increased to $350,000 on January 1, 2012; and increased to $371,000 on January 1, 2013.

*	a performance-based cash bonus to be determined by the Board, with a target of 30% of base salary and a maximum of 60% of base salary, which was increased on April 27, 2007, to a target of 40% of base salary, with a maximum of 80% of base salary, which was increased on February 8, 2013, to a target of 50% of base salary, with a maximum of 100% of base salary and with no guaranteed minimum payment.

If the Company terminates Mr. Wing’s employment without cause or if he resigns voluntarily for good reason, at any time other than within two years following a change in control, Mr. Wing will be entitled to:

*	a pro rata portion of his target bonus for the year of his termination;

*	an amount equal to his annual base salary, as in effect as of the date of his termination, which amount will be paid in equal semi-monthly installments over 12 months from the date of termination;

*	continued participation in the Company’s employee benefit plans and policies for a period of 12 months, until he receives similar coverage from a subsequent employer; and

*	accelerated vesting of any unvested stock options and restricted stock.

If the Company terminates Mr. Wing’s employment without cause, or if Mr. Wing resigns voluntarily for good reason, within two years of the change in control, Mr. Wing will be entitled to:

*	a pro rata portion of his target bonus for the year of his termination;

*	a lump sum cash payment in an amount equal to 1.5 times the sum of his annual base salary and 1.5 times the higher of (x) his target bonus or (y) his annual bonus paid for the most recent calendar year;

*	continued participation in the Company’s employee benefit plans and policies for a period of 18 months, until he receives similar benefits from a subsequent employer; and

*	accelerated vesting of stock options and restricted stock, with the options remaining exercisable for a period of ten years from the grant date.

Mr. Wing will be entitled to receive a tax gross-up payment to fully offset the effect of any excise tax imposed under Section 4999 of the Code if his after-tax benefit (assuming he received such payment) is at least $20,000 greater than the after-tax benefit he would have received if he did not receive the tax gross-up payment. The employment agreement also contains a customary non-disclosure covenant and a one-year covenant not to compete.

Terrell I. Ackerman. Terrell I. Ackerman’s agreement became effective on May 8, 2002, and had an initial term ending on December 31, 2002. The term is to be continued from year to year unless altered or terminated; provided that, following a change in control, the terms will continue for no less than 24 additional months. The agreement entitles Mr. Ackerman to receive:

*	an initial base salary of $190,000 which was increased to $210,000 on January 1, 2005, increased to $220,000 on January 1, 2006, increased to $230,000 on January 1, 2007, increased to $245,000 on January 1, 2008, increased to $255,000 on January 1, 2010, increased to $275,000 on January 1, 2011, increased to $300,000 on January 1, 2012; and increased to $315,000 on January 1, 2013, and

*	a performance-based cash bonus to be determined by the Board, with a target of 30% of base salary and a maximum of 60% of base salary, which was increased on April 27, 2007, to a target of 40% of base salary, with a maximum of 80% of base salary, and with no guaranteed minimum payment.

If the Company terminates Mr. Ackerman’s employment without cause or if Mr. Ackerman resigns voluntarily for good reason, at any time other than within two years following a change in control, Mr. Ackerman is entitled to an amount equal to the sum of his annual base salary and target annual bonus, each as in effect as of the date of his termination. This amount will be paid in equal installments over 12 months from the date of termination. In addition, any unvested restricted stock would immediately vest.

If the Company terminates Mr. Ackerman’s employment without cause, or if Mr. Ackerman resigns for good reason, within two years of a change in control, he will be entitled to:

*	a lump sum payment equal to 1.5 times the sum of (x) his annual base salary at a rate in effect immediately prior to the change in control or on the date of termination, whichever is higher, plus (y) his target bonus in effect immediately prior to the change in control or on the termination date, whichever is higher;

*	continued participation in the Company’s employee benefit plans and policies for a period of 18 months or until he receives similar coverage from a subsequent employer; and

*	accelerated vesting of any unvested restricted stock.

Mr. Ackerman will be entitled to receive a tax gross-up payment to fully offset the effect of any excise tax imposed under Section 4999 of the Code if his after-tax benefit (assuming he received such payment) is at least $20,000 greater than the after-tax benefit he would have received if he did not receive the tax gross-up payment. The agreement also contains a customary non-disclosure covenant and a one-year covenant not to compete.

Equity Incentive Plans and Award Agreements

2012 Equity Incentive Plan

In April 2012, our shareholders approved the 2012 Equity Incentive Plan (the “2012 Plan”). To date, we have granted Performance Restricted Stock Units to our executives under the 2012 Plan, subject to the terms of the 2012 Plan and the related award agreements.

Under the terms of each executive’s award agreements in respect of 2013 and prior years’ performance, upon termination of the executive’s employment by the Company without cause or by the executive for “good reason” (as defined in the 2012 Plan), all outstanding Performance Restricted Stock Units will become fully vested and all restrictions on such awards will immediately lapse.

In addition, effective immediately upon the occurrence of a “change in control” (as defined below), all outstanding Performance Restricted Stock Units will become fully vested and all restrictions on such awards will immediately lapse.

For purposes of the 2012 Plan, “Change in Control” means the occurrence of any of the following events: (i) any person is or becomes the beneficial owner of securities of the Company representing fifty percent or more of the combined voting power of the Company’s then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened proxy contest, including a consent solicitation relating to an election of directors of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office, cease for any reason to constitute at least a majority of the Board; or (iii) subject to certain exceptions, there is consummated a merger or consolidation of the Company or any subsidiary of the Company with any other corporation; or (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets. Notwithstanding the foregoing, a “Change in Control” will not be deemed to have occurred (i) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction of series of transactions, or (ii) with respect to any award subject to Section 409A, unless the applicable event also constitutes a “Change in Control” in compliance with Section 409A.

2004 Equity Incentive Plan

The Company previously issued Performance Restricted Stock Units that remain outstanding under the 2004 Equity Incentive Plan (the “2004 Plan”); subject to the terms of the 2004 Plan and the related award agreements. Following shareholder approval of our 2012 Plan, we no longer grant awards under our 2004 Plan.

Under the terms of each executive’s award agreements, upon termination of the executive’s employment by the Company without cause or by the executive for “good reason” (as defined therein), all outstanding Performance Restricted Stock Units will become fully vested and all restrictions on such awards will immediately lapse. In addition, effective immediately upon the occurrence of a change in control, all outstanding performance restricted stock units will become fully vested and all restrictions on such awards will immediately vest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own 10% or more of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of copies of the Section 16(a) reports and written representations the Company has received, the Company believes that since January 1, 2013, all of its directors, executive officers and 10% shareholders have timely filed all required reports.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is the Company’s policy to enter into or ratify related person transactions generally only when the Board of Directors, acting through the Audit Committee, determines that the related person transaction in question is in, or is not inconsistent with, the best interests of the Company and its shareholders. The Company’s Policy and Procedures With Respect to Related Party Transactions, adopted by the Board in 2007, describes the Board’s policies and procedures for the review, approval, and ratification of related party transactions.

The policy provides that a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant, and the amount involved exceeds $120,000, and in which any

Related Person had, has or will have a direct or indirect material interest. For purposes of the policy, a “Related Person” means: (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter- in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.

Prior to entering into the Related Person Transaction, the Related Person who desires to engage in such transaction must notify the Vice President of Legal Affairs of the material facts and circumstances of the proposed Related Person Transaction, including such party’s relationship to the Company and interest in the transaction and the proposed aggregate value thereof. The Vice President of Legal Affairs will assess whether the proposed transaction is a Related Person Transaction for purposes of the policy. If the Vice President of Legal Affairs determines that the proposed transaction involves an amount in excess of $120,000, and is a Related Person Transaction, the proposed Related Person Transaction must be submitted to the Audit Committee for consideration.

The Audit Committee considers all of the relevant facts and circumstances available to the Audit Committee including, but not limited to, the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and, the terms available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Audit Committee approves only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Audit Committee determines in good faith. The Audit Committee or Audit Chair, as applicable, communicates the decision to the Vice President of Legal Affairs, who conveys the decision to the appropriate persons within the Company.

Since January 1, 2013, there have been no Related Person Transactions.

AUDIT COMMITTEE REPORT

Management has primary responsibility for financial statements and the reporting process, including the system of internal accounting controls. The Audit Committee, in its oversight role, has reviewed and discussed the audited financial statements with the Company’s management.

The Company’s Audit Committee (“Audit Committee”) is comprised of three independent directors, each of whom meets the independence and qualification standards for audit committee membership of the NYSE and the Company’s corporate governance guidelines, as determined by the Board, and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. The Audit Committee reviews the accounting principles and procedures of the Company and its annual financial reports and statements, recommends to the Board of Directors the engagement of the Company’s independent registered accounting firm, reviews with the independent registered accounting firm the plans and results of the auditing engagement, and considers the independence of the Company’s independent registered accounting firm.

The main function of the Audit Committee is to ensure effective accounting policies are implemented, and internal controls are put in place to deter fraud, anticipate financial risks and promote accurate, high quality and timely disclosure of financial and other material information to the public markets, the Board and shareholders. The Audit Committee also reviews and recommends to the Board the approval of annual financial statements and provides a forum, independent of management, where the Company’s independent registered accounting firm can communicate any issues of concern.

The independent members of the Audit Committee believe the present composition of the Audit Committee accomplishes all of the necessary goals and functions of an audit committee as recommended by the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees, and adopted by the U.S. stock exchanges and the Securities & Exchange Commission. The Audit Committee operates under a formal, written charter approved by the Board. The charter specifies the scope of the Audit Committee’s responsibilities and how it should carry out those responsibilities. The charter is available on the Company’s website.

During 2013, the Audit Committee met seven (7) times. The Audit Committee was advised, as contemplated by the Sarbanes-Oxley Act of 2002, of all critical accounting policies and practices of the Company. In performing its oversight function, the Audit Committee reviewed with the Company’s independent registered accounting firm such firm’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as required to be discussed under the Audit Committee charter and generally accepted auditing standards, including Statement on Auditing Standards No. 16, Communications with Audit Committee. In addition, the Audit Committee has discussed with the independent registered accounting firm such firm’s independence from management and the Company, and received the written disclosures and letter from the independent registered accounting firm required by the Public Company Accounting Oversight Board regarding the independent registered accounting firm’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s independent registered accounting firm the overall scope and plans for their audit. The Audit Committee met with the independent registered accounting firm, with and without management present, to discuss the results of such firm’s examination and evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Company’s management, the Audit Committee and the Board are fully committed to the review and evaluation of the Company’s procedures and policies designed to assure effective internal control over financial reporting. All steps and disclosures relating to this matter have been, and will remain, subject to the oversight of the Audit Committee.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee set forth in its charter, based on review of the Company’s financial statements, accounting system and its accounting policies and procedures and discussions with the Company’s independent registered accounting firm for the fiscal year ended December 31, 2013, the Audit Committee recommended to the Board of Directors that the consolidated financial statements for the fiscal year ended December 31, 2013, be included in the Company’s Annual Report on Form 10-K. The Audit Committee also approved the selection of the Company’s independent registered accounting firm for the fiscal year ending December 31, 2014.

As set forth in the Audit Committee charter, one of the Audit Committee’s responsibilities is to benchmark, no less than every five (5) years, the services provided by the Company’s independent registered accounting firm alongside similarly qualified firms. In 2012, the Audit Committee conducted a review of the independent registered accounting firm services, including a benchmarking inquiry into the firm’s fees. After due deliberation, the Audit Committee concluded to recommend retaining the services of the incumbent firm, KPMG LLP.

Members of the Audit Committee rely, without independent verification, on the information provided to them, and on the representations made by management and the independent registered accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s independent registered accounting firm is in fact “independent.”

Michael Parrett, Chairman Gary Sugar Charles Engles

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table includes information available to the Company as of March 3, 2014, concerning the beneficial ownership of Common Stock by (i) shareholders known to the Company to beneficially own more than 5% of the Common Stock; (ii) each person that in the past fiscal year was a director or executive officer of the Company; and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held.

Name of Beneficial Owner		Total Amount	Percent of Class
Platinum Investment Management Ltd.	(1)	16,134,362	13.3%
Blackrock Inc.	(2)	14,905,292	12.5%
The Vanguard Group, Inc.	(3)	7,735,844	6.5%
Ackerman, Terrell I.	(4)	133,835	*
Bee, George M.	(5)	23,794	*
Engles, Charles R.	(6)	8,715	*
Koss, Kristen K.	(7)	10,465	*
McMullen, Michael (Mick)	(8)	31,586	*
Merrin, Patrice E.	(9)	17,586	*
Parrett, Michael S.		29,053	*
Schweitzer, Brian	(10)	39,703	*
Shiell, Kevin G.	(11)	41,341	*
Sugar, Gary A.		11,703	*
Wadman, Brent R.	(12)	12,641	*
Wing, Gregory A.	(13)	242,579	*
All directors and executive officers as a group		580,326	*

GRAND TOTAL		39,355,824

*	Indicates ownership of less than 1%
(1)	Information is based on the Schedule 13G filed by Platinum Investment Management Limited with the SEC on February 13, 2014. The address of Platinum Investment Management Limited is Level 8, 7 Macquarie Place, Sydney NSW 2000 Australia.
(2)

Information is based on the Schedule 13G filed by BlackRock, Inc. with the SEC on January 10, 2014, by BlackRock, Inc. on behalf of itself and its wholly owned subsidiaries BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Japan Co. Ltd.,

BlackRock Financial Management, Inc., BlackRock Life Limited, BlackRock Fund Management Ireland Limited and BlackRock Investment Management (UK) Limited. Each of such other persons and entities, through its ownership and/or control of BlackRock, Inc., may be deemed to be the beneficial owner of the shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(3)	Information is based on the Schedule 13G filed by The Vanguard Group - 23-1945930 with the SEC on February 12, 2014. The address of The Vanguard Group - 23-1945930 is 100 Vanguard Blvd, Malvern, PA 19355.
(4)	Includes 3,858 shares in his 401(k) account.
(5)	Includes 1,193 shares in his 409A account.
(6)	Charles R. Engles was elected to the Board of Directors on May 2, 2013.
(7)	Includes 1,766 shares in her 401(k) account.
(8)	Michael J. McMullen was named Chief Executive Officer on December 3, 2013. Includes 325 shares in his 401(k) account.
(9)	Patrice E. Merrin was elected to the Board of Directors on May 2, 2013.
(10)	Brian Schweitzer was elected to the Board of Directors on May 2, 2013.
(11)	Includes 6,973 shares in his 401(k) account.
(12)	Includes 10,000 shares issuable upon exercise of vested options and 2,641 shares in his 401(k) account.
(13)	Includes 30,000 shares issuable upon exercise of vested options and 183 shares in his 401(k) account.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

ACCOUNTING FIRM

Unless otherwise directed by the shareholders, shares represented by proxy at the meeting will be voted in favor of ratification of the appointment of KPMG LLP as the Company’s independent registered accounting firm for the year ending December 31, 2014. A representative of KPMG LLP is expected to be present at the meeting, and will be given an opportunity to make a statement if so desired, and to respond to appropriate questions.

The ratification of the appointment of KPMG LLP is being submitted to the shareholders because the Board believes this to be a good corporate practice. Should the shareholders fail to ratify this appointment, the Board will review the matter.

The affirmative vote of a majority of shares having voting power and present in person or by proxy is required for approval of Proposal 2. If you hold your shares in “street name,” your broker or other nominee will have discretionary authority to vote your shares on this proposal if you do not provide instructions as to how your shares should be voted.

Audit and Non-Audit Fees. The following table presents fees for professional attestation services rendered by KPMG LLP for the audit of the Company’s annual consolidated financial statements and reviews of the quarterly consolidated financial statements for the years ended December 31, 2012, and 2013, and all other fees billed for other professional services rendered by KPMG LLP.

	2012	2013
Audit Fees (1)	$1,127,625	$1,081,960
Audit-Related Fees	$0	$0
Tax Fees	$112,750	$185,072
All Other Fees	$0	$0

(1)	Report on the consolidated financial statements of the Company as of and for the year ended December 31, 2013, including timely reviews of 2013 interim financial information – 3 quarters and comfort letters and consents related to offering documents.

The Audit Committee of the Board pre-approved all of the fees mentioned above, and determined that such fees are compatible with maintaining KPMG LLP’s independence. For more information on the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy see “Committees—Audit Committee” above.

The Board of Directors unanimously recommends a vote FOR Proposal 2.

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act enables Stillwater shareholders to vote, on an advisory or non-binding basis, on whether to approve the compensation of the Company’s named executive officers. Shareholders must be allowed an advisory vote on the frequency of that executive compensation vote once every six (6) years. The Company’s 2012 Annual Meeting of Shareholders included the required vote on the frequency, and the Board approved an annual advisory vote on executive compensation. The Company now seeks a non-binding advisory vote from its shareholders to approve the compensation of its Named Executive Officers.

At the 2013 Annual Meeting of the Shareholders, 32.8% of shareholder votes were cast in favor of the compensation of the Company’s Named Executive Officers. While this vote was non-binding, the Board and the Company took this result seriously and undertook a significant review of the Company’s compensation practices. The result of this review is the Company’s new compensation philosophy and structure as described in the Compensation Discussion and Analysis section beginning on page 17.

Brokers and other nominees will not have discretionary authority to vote your shares if you hold your shares in “street name,” and do not provide instructions as to how your shares should be voted on this proposal. The Board of Directors is asking shareholders to cast a non-binding advisory vote on the following resolution:

“RESOLVED that the shareholders of Stillwater Mining Company (“Stillwater”) approve the compensation of the Stillwater executive officers named in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

As described in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports Stillwater’s business strategy, and aligns the interests of our executives with our shareholders. The Board believes this link between compensation and the achievement of our business goals will drive performance. At the same time, we believe our program is designed to discourage excessive risk-taking. The compensation actions taken in 2013 reflect Stillwater’s commitment to responsibly producing profitable ounces and increasing shareholder value.

For these reasons, the Board asks shareholders to support this proposal. The Compensation Committee and the Board value the views of our shareholders, and will take into account the outcome of this vote when considering future compensation decisions for our named executive officers.

The Board of Directors unanimously recommends a vote FOR Proposal 3.

SHAREHOLDER PROPOSALS

Shareholders may present proper proposals for inclusion in the Company’s proxy statement pursuant to Rule 14a-8, and for consideration at the next Annual Meeting of Shareholders, by submitting their proposals in writing to the Company’s Corporate Secretary at the Company’s principal executive offices in a timely manner. For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2015 Annual Meeting of Shareholders pursuant to Rule 14a-8, the written proposal must be received by the Company at its principal executive offices no later than December 31, 2014. In addition, shareholder proposals must otherwise comply with the SEC and Exchange Act rules for inclusion of shareholder proposals in the Company’s proxy statement, including requirements that such proposals be consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by Company action in accordance with proxy rules.

If shareholders wish to submit proposals outside of the process of Rule 14a-8 under the Exchange Act, in order for such proposal to be considered “timely” for the purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received at the Company’s principal executive offices no later than March 11, 2015, assuming an April 30, 2015 annual meeting date. In addition, the Company’s By-Laws require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act, and shareholder nomination of directors, must be submitted, in accordance with the requirements of our By-Laws, no later than March 11, 2015, and no earlier than February 14, 2015, assuming an April  30, 2015 annual meeting date.

Cost of Solicitation

In addition to mail and e-mail, proxies may be solicited personally, via the Internet or by telephone or facsimile, by a few of our regular employees without additional compensation. We will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for forwarding proxy materials to principals and beneficial owners and obtaining their proxies. Additional fees may include those of outside counsel and other advisors to advise the Company in connection with the solicitation of proxies; increased mailing costs, such as the costs of additional mailings of solicitation material to shareholders, including printing costs, mailing costs and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners of our common stock, as described above; and possibly the costs of retaining an independent inspector of election.

ADDITIONAL INFORMATION

The Company may satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more Company shareholders. This delivery method is referred to as “householding,” and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company has delivered only one proxy statement and annual report to multiple shareholders who share an address, unless contrary instructions were received from impacted shareholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered shareholder, and prefer to receive separate copies of a proxy statement or annual report either now or in the future, contact the Company at 1-406-373-8700, or send a written request to Stillwater Mining Company, 1321 Discovery Drive, Billings, Montana 59102, Attention: Secretary. If your stock is held through a broker or bank, and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker or bank. If you are currently a shareholder sharing an address with another shareholder, and wish to receive only one copy of future notices or annual meeting materials for your household, please contact the Company at the above phone number or address.

GENERAL

The Board knows of no matters, other than the foregoing, to be brought before the meeting. The enclosed proxy, however, gives discretionary authority to the named proxies in the event that any additional matters should be presented.

By Order of the Board,

Brent R. Wadman
Vice President, Legal Affairs & Corporate Secretary

Stillwater Mining Company

1321 Discovery Drive

Billings, Montana 59102

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card - Common

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR each of the following director nominees, and FOR Proposals 2 and 3:

1.	Election of Directors:	01 - Brian Schweitzer 04 - Michael S. Parrett 07 - Gary A. Sugar	02 - Michael McMullen 05 - Charles Engles	03 - Patrice E. Merrin 06 - George M. Bee

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold your vote from an individual nominee, mark “For All Except” and write the number of the nominee(s) from whom you wish to withhold here:

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the appointment of KPMG LLP as the Company’s independent registered accounting firm for 2014.	☐	☐	☐	3.	An advisory vote on Executive Officer Compensation.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: PLEASE SIGN NAME(S), EXACTLY AS SHOWN HEREON. WHEN SIGNING AS EXECUTOR, TRUSTEE, ATTORNEY, ADMINISTRATOR, GUARDIAN, PARTNER OR CORPORATE OFFICER, GIVE FULL TITLE AS SUCH. WHEN SHARES HAVE BEEN ISSUED IN THE NAMES OF TWO OR MORE PERSONS, ALL SHOULD SIGN.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01T51C

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Stillwater Mining Company

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2014

The undersigned hereby appoints Michael McMullen and Brent Wadman as proxies, each with full power of substitution, to vote all shares of common stock of Stillwater Mining Company of record in the name of the undersigned at the close of business on March 3, 2014 at the Annual Meeting of Stockholders of Stillwater Mining Company to be held on April 30, 2014 at 2:00 p.m. (Mountain Daylight Time) at the City College at Montana State University Billings, 3803 Central Avenue, Billings, Montana, or at any postponements or adjournments thereof, hereby revoking all former proxies.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE THEN THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1, “FOR” THE RATIFICATION OF AUDITORS IN ITEM 2, AND “FOR” THE APPROVAL BY ADVISORY VOTE OF THE COMPANY’S EXECUTIVE OFFICER COMPENSATION IN ITEM 3.

IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.